SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
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10700 Bren Road West
Minnetonka, Minnesota 55343
Dear Stockholder:
On behalf of the board of directors of American Medical Systems Holdings, Inc. (AMS), I am pleased to invite you to attend our 2010 Annual Stockholders Meeting. The meeting will be held on Thursday, April 29, 2010, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota.
Our board of directors unanimously recommends that you vote FOR each of the director nominees and FOR the proposal to ratify our independent auditors, both as discussed in the attached Notice of Annual Stockholders Meeting and Proxy Statement, and believes that such a vote is in the best interests of AMS and its stockholders. Accordingly, we ask you to carefully review the accompanying materials and promptly vote your shares.
Your vote is important to us. Whether or not you attend personally, we ask you to complete, sign and date the enclosed proxy card, and return it in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

Very truly yours,

Anthony P. Bihl, III
President and Chief Executive Officer

March 31, 2010

10700 Bren Road West
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL STOCKHOLDERS MEETING
TO BE HELD THURSDAY, APRIL 29, 2010

TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:
The 2010 Annual Stockholders Meeting of American Medical Systems Holdings, Inc. (AMS) will be held on Thursday, April 29, 2010, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota, for the following purposes:
1.	To elect two directors, each to serve for a three-year term, or until their successors are elected and qualified.

2.	To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2010.

3.	To transact other business if properly brought before the Annual Meeting or any adjournment thereof.
Only stockholders of record as shown on the books of AMS at the close of business on March 15, 2010, will be entitled to vote at the Annual Meeting or any adjournment thereof. Stockholders are entitled to one vote for each share held of record at that time.

March 31, 2010	By Order of the Board of Directors

Jeanne M. Forneris
Senior Vice President, General Counsel and Corporate Secretary

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, Minnesota 55343

Proxy Statement for
Annual Stockholders Meeting
Thursday, April 29, 2010

INFORMATION CONCERNING THE ANNUAL MEETING
     The Annual Stockholders Meeting of American Medical Systems Holdings, Inc. (AMS) will be held on Thursday, April 29, 2010, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota. Please see the attached Notice of Meeting for the purposes of the meeting.
     A proxy card is enclosed for your use. You are solicited on behalf of the board of directors to MARK, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. Postage is not required if mailed within the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock. In addition, certain of our directors, officers, and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy materials to the beneficial owners of our common stock.
     Any proxy card given in response to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in the proxy card. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by:
•	giving written notice of revocation to our Secretary before the Annual Meeting or at the Annual Meeting before the proxy card is used;

•	submitting another duly executed proxy card with a later date; or

•	appearing at the Annual Meeting and voting such holder’s stock in person.
     We expect to mail this proxy statement, the proxy card and notice of meeting to our stockholders on or about March 31, 2010.
VOTING OF SHARES
     Our board of directors has fixed the close of business on March 15, 2010, as the record date for determining the stockholders of AMS who are entitled to notice of and to vote at the Annual Meeting. On March 15, 2010, we had 75,241,841 shares of common stock issued and outstanding. For each share of common stock that you own of record at the close of business on March 15, 2010, you are entitled to one vote on each matter voted on at the Annual Meeting. The holders of shares of common stock do not have cumulative voting rights.
     Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock (37,620,921 shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of directors or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A proxy card reflecting a broker non-vote is any proxy card that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote.
     Assuming a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast in person or by proxy as described in Proposal 1 pursuant to our governing documents and applicable law. As a result, the two director nominees receiving the highest vote totals will be elected and votes withheld from the election of director nominees, therefore, will not affect election of the nominees receiving the highest vote totals. Our Corporate Governance

Standards address situations in which a director nominee does not receive a majority of the votes cast “FOR” his or her election. This policy is described in more detail under the heading “Election of Directors—Nomination.”
     The ratification of the selection of Ernst & Young LLP as our independent auditors for 2010 as described in Proposal 2 and all other business that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal.
     You may vote for or against a proposal, or may abstain from voting on a proposal. You may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Shares voted as abstaining on a proposal will be treated as votes against the proposal. If you do not direct your broker how to vote for a director in Proposal 1, your broker may not exercise discretion and may not vote your shares. For vote requirement purposes for Proposal 1, broker non-votes are considered to be shares represented by proxy at the annual meeting but are not considered to be shares “entitled to vote” or “votes cast” at the annual meeting. As such, a broker non-vote will not be counted as a vote “For” or “Withheld” with respect to a director in Proposal 1 and, therefore, will have no effect on the outcome of the vote on Proposal 1. If you do not direct your broker how to vote on Proposal 2, your broker may exercise discretion and may vote your shares.
     Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders, but lacking any voting instructions, will be voted in favor of each nominee for director and in favor of ratification of Ernst & Young LLP. The proxies named on the proxy card will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, APRIL 29, 2010
This proxy statement and our Annual Report on Form 10-K are available at:
http://materials.proxyvote.com/02744M.
ELECTION OF DIRECTORS
PROPOSAL 1
Nomination
     Our Bylaws provide that the board of directors shall have at least one member, or a different number of members as may be determined by the board, but in no case shall the board exceed nine members. Our Second Amended and Restated Certificate of Incorporation divides the board of directors into three staggered classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year at our annual meeting of stockholders.
     The terms of two current members of the board will expire at the Annual Meeting. The terms of the remaining six current members of the board will expire as indicated in the table that follows. The nominating/corporate governance committee of the board has recommended and the board has nominated Albert Jay Graf and Robert McLellan, M.D. for election as directors at the Annual Meeting to serve as directors for a three-year term expiring at our 2013 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. Mr. Graf has served on the board since 2001 and Dr. McLellan has served on the board since 2006. No arrangements or understandings exist between any director or nominee and any other person under which such director or nominee was selected.
     The board recommends a vote FOR, and solicits proxies in favor of, the election of each of Mr. Graf and Dr. McLellan as a director. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of Mr. Graf and Dr. McLellan unless otherwise directed by the stockholder. Directors will be elected by a plurality of the votes cast in person or by proxy. The two director nominees receiving the highest vote totals will be elected. If, before the Annual Meeting, the board learns that any nominee will be unable to serve because of death, incapacity, or other unexpected occurrence, the proxies that would have been voted for such individual will be voted for any substitute nominee selected by the board. The board believes that Mr. Graf and Dr. McLellan will be able to serve for their respective terms of election.

     Notwithstanding the plurality voting standard for election of directors, under our Corporate Governance Standards a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election must promptly tender his or her resignation to the board. For purposes of this policy, “majority of the votes cast” means more than 50 percent of the number of votes cast with respect to the applicable director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to the election of directors generally. The nominating/corporate governance committee will recommend to the board whether to accept, reject or take other action regarding the resignation. The board will act on the resignation, taking into account the nominating/corporate governance committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected, or any earlier resignation, removal or death. If the board accepts the director nominee’s resignation, then the board may, in its sole discretion, fill any resulting vacancy or decrease the size of the board pursuant to our Second Amended and Restated Certificate of Incorporation, Bylaws and applicable corporate law.
Information About the Nominees and Other Directors
     The following chart and paragraphs provide information as of the date of this proxy statement about each nominee and each director not standing for election. The information presented includes information that each nominee and each director not standing for election has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes each nominee’s or director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director. Further, we believe that all of our director nominees and directors display professional integrity; have satisfactory levels of education and/or business experience; possess a broad-based business acumen; maintain a strong understanding of our business and the medical device industry; demonstrate strategic thinking and a willingness to share ideas; and have a diversity of experiences, expertise and background.
     The following provides biographical information concerning Mr. Graf and Dr. McLellan, and the other persons presently serving as directors of AMS but not standing for election at the Annual Meeting.

			Director
Name	Age	Principal Occupation	Since

Nominees for three-year term expiring in 2013

Albert Jay Graf	62	Former Group Chairman, Office of the President, Guidant Corporation	2001

Robert McLellan, M.D.	55	Chairman, Department of Gynecology, Director of Gynecologic Oncology Service, Lahey Clinic Foundation	2006

Directors not standing for election this year whose terms expire in 2011

Richard B. Emmitt	65	Managing Director, The Vertical Group, Inc.	1998

Christopher H. Porter, Ph.D.	67	Principal, Medical Genesis	1998

D. Verne Sharma	59	Chief Executive Officer, Calhoun Vision, Inc.	2006

Directors not standing for election this year whose terms expire in 2012

Anthony P. Bihl, III	53	President and Chief Executive Officer, American Medical Systems Holdings, Inc.	2008

Jane E. Kiernan	49	General Manager—Baxter IV Therapy, Baxter Healthcare Corporation	2006

Thomas E. Timbie	52	President, Timbie & Company, LLC	2002
     Albert Jay Graf was the Group Chairman, Office of the President of Guidant Corporation, a provider of therapies for cardiovascular and vascular disease, responsible for Guidant’s four operating groups from 2000 through May 2004. From 1994 until 2000, Mr. Graf served as President of Guidant’s Cardiac Rhythm Management operating group. In

October 2005, Mr. Graf joined New Enterprise Associates, a venture capital firm, as a venture partner. Mr. Graf currently serves on the board of CVRx, Denali Medical, Inc., Ivantis Inc., Annulex Inc. and Vytronus Inc., all privately-held companies, and during the past five years was a director of Northstar Neuroscience, Inc., a publicly-held company that has been dissolved. Mr. Graf’s qualifications to sit on our board of directors include his experience in the medical device industry, his business experience at a venture capital firm, and service on several boards of directors.
     Robert McLellan, M.D., has been the Chairman of the Department of Gynecology and Director of Gynecologic Oncology Service at the Lahey Clinic Foundation, Inc. in Burlington, Massachusetts since 2000. Further, Dr. McLellan has served as a Clinical Professor of Obstetrics and Gynecology at the Boston University School of Medicine since 2001. Dr. McLellan also served on the Board of Trustees and the Board of Governors of the Lahey Clinic Foundation, Inc. from 1994 to 1998. Dr. McLellan has an extensive pelvic surgery practice with a focus on gynecologic malignancies. He has served as a consultant and on advisory groups to a number of surgical device manufacturing companies, including AMS, ValleyLab, U.S. Surgical, and Medispectra. Dr. McLellan’s qualifications to sit on our board of directors include his profession as a medical doctor, his focus on gynecologic malignancies, and his work with medical device companies.
     Richard B. Emmitt has been a General Partner, or a principal of a General Partner, of The Vertical Group, L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, since 1989. Mr. Emmitt currently serves on the board of directors of ev3 Inc. and previously served on the board of directors of other public companies including SciMed Life Systems, Wright Medical, and Xomed Surgical. Mr. Emmitt also serves on the board of directors of BioSET, Inc., ENTrigue Surgical, Inc., Galil Medical, Inc., Incumed Inc., Tepha, Inc. and Tornier, B.V., all privately-held companies. Mr. Emmitt’s qualifications to sit on our board of directors include his business experience and his service on several other medical device company boards of directors.
     Christopher H. Porter, Ph.D. is the Principal of Medical Genesis, a consulting company he founded in 1992. His 30-year career in the medical device industry includes research and development and management experience with 3M, Johnson & Johnson and Pfizer, Inc., as well as several early stage companies. Dr. Porter also served as our Vice President, Research and Development from 1981 to 1987. He has introduced over 30 medical products during his career and holds 38 U.S. patents. Dr. Porter currently serves as Trustee of SBRI, a non-profit biotech company that is engaged in the business of developing cures for infectious disease. Dr. Porter’s qualifications to sit on our board of directors include his research and development experience in the medical device industry and his previous employment with us.
     D. Verne Sharma has since April 2008 been Chief Executive Officer, President and a director of Calhoun Vision Inc., a privately-held medical device company that has developed and is marketing a light adjustable intraocular lens for cataract surgery. From January 2005 to December 2007, he was a senior executive and part-owner of Southeast Fuels, Inc., a company specializing in energy products marketing. He was also the principal of DVS Consulting, a California based management consulting business started in August 2003 serving medical device companies. From 2000 to 2003, he was the President and Chief Executive Officer and served on the board of directors of CLEAR Centers of America/Calhoun Vision, Inc., a vision services and technology company. Mr. Sharma also served as the President and Chief Operating Officer of Summit Technology Inc., a public company that pioneered laser devices for LASIK eye surgery, from 1996 to 2000. Mr. Sharma’s qualifications to sit on our board of directors include his previous experience as the chief operating officer of a publicly-held medical device company and his business acumen.
     Anthony P. Bihl, III has been President and Chief Executive Officer of American Medical Systems Holdings, Inc. since April 2008. He most recently served as Chief Executive Officer of Siemens Medical Solutions’ Diagnostics Division from January to November 2007, after its acquisition of the Diagnostics Division of Bayer HealthCare LLC, an operating unit of Bayer AG, a chemical and pharmaceutical company, where he served in various positions since 2000. From September 2004 to December 2006, he served as the President of the Diagnostics Division of Bayer HealthCare, LLC. In May 2002, he became the Senior Vice President of Business Planning and Administration (BPA), where he was responsible for the oversight, direction and management of the various functions within BPA, including accounting, supply chain, strategic planning, business development, information management and technology, and the Viterion TeleHealthcare joint venture with Matsushita. From January 2000 to May 2002, he served as the Vice President of Finance & Controlling for Bayer Diagnostics’ Laboratory Testing segment. Prior to his time with Bayer, Mr. Bihl held various managerial positions of increasing responsibility within finance and operations in the medical diagnostics, diagnostics imaging and biotechnology businesses. Mr. Bihl’s qualifications to sit on our board of directors include his experience leading large medical device companies and his knowledge of our day-to-day operations.

     Jane E. Kiernan has been the General Manager—Baxter IV Therapy, Baxter Healthcare Corporation, the principal operating subsidiary of Baxter International Inc., a public company, since March 2007. Prior to her current position, she was the General Manager of Baxter Nutrition, a division of Baxter Healthcare Corporation and a provider of parenteral nutrition products, since 2003. From 2001 to 2003, Ms. Kiernan was the General Manager of Specialty Therapies, another division of Baxter Healthcare Corporation, and from 2000 to 2001, she was the Vice President of Strategy for Baxter Healthcare Corporation. From 1995 to 2000, Ms. Kiernan was the Vice President of Finance, Distribution and Services for Allegiance Healthcare Corporation, a provider of healthcare products and services. Ms. Kiernan’s qualifications to sit on our board of directors include her experience in a large, public company in the healthcare industry and her finance background.
     Thomas E. Timbie is the President of Timbie & Company, LLC, a financial and management consulting firm he founded in 2000. From January 2005 to June 2005, he was also the interim Vice President and Chief Financial Officer for ev3 Inc., an endovascular company. Previously, Mr. Timbie held a number of financial management roles including Interim Vice President and Chief Financial Officer of e-dr. Network, Inc. in 2000 and Vice President and Chief Financial Officer of Xomed Surgical Products, Inc. from 1996 to 1999. Mr. Timbie has over 25 years of financial and accounting experience in a variety of industries with particular emphasis on medical devices. Mr. Timbie is currently a director of one other public company, ev3 Inc. Mr. Timbie is the nominating and corporate governance committee chairman for ev3. Mr. Timbie was also a director and the audit committee chairman for Acclarent, Inc., a private medical device company. Mr. Timbie’s qualifications to sit on our board of directors include his years of financial experience in the medical device industry and his experience on the board of directors of another publicly-traded company.
Board and Board Committees
     Our board of directors held seven meetings in fiscal 2009. Each member of the board of directors attended 75 percent or more of the meetings of the board and committees on which they served. There was a board meeting in conjunction with last year’s annual meeting. Six of our independent directors and Mr. Bihl attended last year’s annual meeting of stockholders.
     Our board of directors has determined that all of our non-employee directors serving during 2009 are “independent,” as defined by current NASDAQ Stock Market listing standards. Our independent directors hold meetings, referred to as “executive sessions,” at which only the independent directors are present, at least two times each year. Our independent directors held four executive sessions in fiscal year 2009. We have appointed Albert Jay Graf as our lead independent director to preside at these executive sessions. At our February 2010 board meeting, our board of directors made changes to the board committees, described below, effective immediately after the Annual Meeting.
Leadership Structure of the Board.
     We have a lead independent director fulfilling the leadership position on the board of directors and, because we have a lead independent director, we do not have a director with the title of chairman of the board. Our Chief Executive Officer does serve as a member of the board but currently does not serve in the board’s leadership position in recognition of the differences and potential conflicts between the roles of Chief Executive Officer and the leadership position on the board.
     Mr. Graf serves as our lead independent director fulfilling the leadership position on the board of directors. Our lead independent director is independent as defined by current NASDAQ Stock Market listing standards and chairs the executive sessions of the independent directors, sets the agendas for the executive sessions of the independent directors, participates with our Chief Executive Officer in setting full board agendas, acts as a liaison between the independent directors and the Chief Executive Officer, and has such further responsibilities as the board or the independent directors, as a group, may designate from time to time or as provided in our Corporate Governance Standards.
     Mr. Bihl, as our Chief Executive Officer, is responsible for setting our strategic direction and our day-to-day leadership and performance, while the lead independent director on the board will be, among other things, required to lead discussions related to oversight of management. While we believe that the current board leadership structure is appropriate in the current circumstances, the board will continue to evaluate this structure as the needs of the business change over time.

Audit Committee
     The audit committee assists the board in satisfying its fiduciary responsibilities for our accounting, auditing, operating, and reporting practices. Among other related duties, the committee oversees the financial reporting process, has the sole authority to appoint, compensate, retain, and oversee the work of our independent auditors, and reviews and pre-approves all audit services and permissible non-audit services performed by our independent auditors. The audit committee held nine meetings and took no actions by written consent during fiscal year 2009. The committee currently consists of Mr. Timbie (Chair), Mr. Graf and Ms. Kiernan. All of the members of the audit committee are “independent” directors as defined by current NASDAQ Marketplace Rules and the rules and regulations of the Securities and Exchange Commission. In addition, the board has determined that Mr. Graf, Ms. Kiernan and Mr. Timbie are each an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. Effective as of April 29, 2010, the audit committee will still consist of Ms. Kiernan, Mr. Graf, and Mr. Timbie, with Ms. Kiernan becoming the chair of the committee.
     Our board of directors has adopted an Audit Committee Charter, which was most recently amended in February 2009. We have posted a copy of our current Audit Committee Charter on our corporate website at www.AmericanMedicalSystems.com. With respect to all references to our website throughout this proxy statement, the information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.
Compensation Committee
     The compensation committee’s primary responsibility is to review and approve the compensation payable to our executive officers and non-officer vice presidents, including annual salaries, incentive compensation, and any deferred compensation and stock-based compensation, which is also subject to ratification by our board. In addition, the committee reviews and makes recommendations from time to time regarding non-employee director compensation, including retainers, committee fees, committee chair fees and equity compensation.
     The committee establishes the compensation levels and compensation philosophy and policy for our executive officers. Among other related duties, the committee selects corporate goals and objectives relevant to executive officer compensation, evaluates executive officer performance, and administers our incentive compensation and stock-based programs. In addition, the committee reviews and discusses with management our “Compensation Discussion and Analysis” and recommends to the board whether or not it should be included in our Annual Report on Form 10-K and annual meeting proxy statement. Decisions made by the committee regarding compensation for executive officers are also reviewed and approved by our entire board.
     To assist the committee, our president and chief executive officer, with the help of our senior vice president of human resources, gathers compensation-related data regarding our officers and, periodically, regarding our non-employee directors and makes recommendations about the form and amount of compensation to be paid to each executive officer (other than the president and chief executive officer) and the annual retainers, committee fees, chair fees and equity compensation to be paid to our non-employee directors. In making its decisions, the committee considers our president and chief executive officer’s recommendations, in addition to the factors discussed in more detail in our “Compensation Discussion and Analysis” section set forth below. With respect to our non-employee directors, the committee makes recommendations to the board regarding the level of annual retainers, committee fees, chair fees and equity compensation based on the recommendation of our president and chief executive officer and other factors that may be relevant, such as competitive compensation comparisons.
     This past year, the compensation committee retained Mercer (US) Inc. (Mercer), a compensation consultant, to provide information, analyses, and advice regarding the type and mix of long-term equity incentive awards to be granted to our executive officers and directors in 2010, as well as the methodology used in determining long-term equity incentive awards. In addition, as part of the engagement, Mercer provided the committee with an assessment of the competitiveness of the company’s executive severance arrangements relative to the market. In late 2009, the compensation committee retained Mercer to review the comparative market data and methodology that our company uses and provide the committee an assessment of the appropriateness of the methodology and accuracy of such market data in determining 2010 compensation. Also in 2010, the compensation committee engaged Mercer to assist with the risk assessment related to our compensation policies and practices for our employees, including the executive officers.

     The Mercer consultants who performed these services reported directly to the compensation committee chair. The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by the company’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the committee; a provision in the committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with the company, including a summary of the work performed for the company during the preceding twelve months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the company has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for the company. With the consent of the committee chair or as specified in the engagement letter, Mercer may, from time to time, contact the company’s executive officers or other staff for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the committee that the executive officers also receive.
     In addition, management has engaged Mercer in the past to provide information to the compensation committee regarding competitive compensation comparisons of non-employee director equity compensation awards.
     All of the decisions with respect to determining the amount or form of executive and director compensation under the company’s executive and director compensation programs are made by the committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.
     Neither the compensation committee nor management retained a compensation consultant in connection with any other fiscal 2009 executive and director compensation decisions, but either may in the future utilize Mercer or other firms to evaluate the overall effectiveness and competitiveness of our executive and director compensation programs.
     The compensation committee held six meetings and took action by written consent six times in fiscal year 2009. It currently consists of Mr. Graf (Chair), Mr. Emmitt and Mr. Sharma. All of the members of the compensation committee are “independent” directors as defined by current NASDAQ Marketplace Rules. Effective as of April 29, 2010, the compensation committee will consist of Mr. Sharma (Chair), Mr. Emmitt, Mr. Graf, and Mr. Timbie. All such members-elect of the compensation committee are “independent” directors as defined by current NASDAQ Marketplace Rules and the rules and regulations of the Securities and Exchange Commission.
     Our board of directors has adopted a Compensation Committee Charter, which was most recently amended on February 12, 2010. We have posted a current copy of the charter on our corporate website at www.AmericanMedicalSystems.com.
Nominating/Corporate Governance Committee
     The nominating/corporate governance committee oversees the process for recruiting director nominees based upon recommendations from various sources, including outside directors, management, search firms and stockholders, recommends the director nominees for approval by the board and stockholders at our annual meeting, and reviews and advises the board regarding corporate governance matters, among other duties enumerated in its charter. The committee held five meetings and took no actions by written consent in fiscal year 2009. The committee currently consists of Ms. Kiernan (Chair), Dr. McLellan and Mr. Timbie. All of the members of the nominating/corporate governance committee are “independent” as defined by current NASDAQ Marketplace Rules. Effective as of April 29, 2010, the nominating/corporate governance committee will consist of Dr. McLellan (Chair), Ms. Kiernan, and Dr. Porter. All such members-elect of the nominating/corporate governance committee are “independent” directors as defined by current NASDAQ Marketplace Rules and the rules and regulations of the Securities and Exchange Commission.
     In evaluating and determining whether to recommend a person as a candidate for election as a director, the nominating/corporate governance committee’s criteria take into account the independence requirements of the NASDAQ Marketplace Rules, our needs for particular director talents and experience and the candidate’s personal and professional integrity, education and business experience, with a strong preference for candidates possessing a broad-based business acumen, an understanding of our business and the medical device industry, strategic thinking and willingness to share ideas, and diversity of experiences, expertise and background. The committee will use these and other criteria that the committee deems appropriate to evaluate all potential nominees irrespective of the source of the recommendation.
     While we do not have a separate diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, the nominating/corporate governance committee will apply the criteria set forth in its charter, including, among other things, the candidate’s diversity of experiences, expertise and background. The nominating/corporate governance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating/corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.
     The nominating/corporate governance committee will consider proposed nominees submitted by stockholders. It has not adopted a formal process for considering such nominees because it believes that its informal consideration process will be adequate. The procedure for stockholders to recommend a nominee for director is set forth below in the section titled “Director Nominations.”
     Our board of directors has adopted a Nominating/Corporate Governance Committee Charter, which was most recently amended on February 12, 2010. We have posted a current copy of the charter on our corporate website at www.AmericanMedicalSystems.com.
Technology/Business Development Committee
     The technology/business development committee held five meetings and took no actions by written consent in fiscal year 2009. It currently consists of directors Mr. Sharma (Chair), Mr. Emmitt, Dr. McLellan and Dr. Porter. Effective as of April 29, 2010, the technology/business development committee will consist of Mr. Emmitt (Chair), Dr. McLellan, Dr. Porter, and Mr. Sharma. The technology/business development committee acts as a resource to management and the board regarding our products and technologies. The committee reviews and advises the board and management, as requested, regarding product and technology matters, proposals for acquiring and maintaining advantageous technology positions, and long-term strategic goals and objectives of our research and development programs. The Technology/Business Development Committee Charter is posted on our website at www.AmericanMedicalSystems.com.
Corporate Governance
     We continue to monitor corporate governance developments and will continue to evaluate board duties and responsibilities with the intention of maintaining full compliance with applicable laws, rules and regulations, including those of the Securities and Exchange Commission and the NASDAQ Global Select Market. We maintain Corporate Governance Standards and a Code of Ethics for Senior Financial Management. We also have a Code of Conduct for all directors, officers, and employees. We have posted all of these documents on our corporate website at www.AmericanMedicalSystems.com.
Corporate Governance Standards
     Our Corporate Governance Standards provide guidelines for director responsibilities and the conduct and operations of meetings and deliberations of the board. Our Corporate Governance Standards were revised in February 2010. Our standards are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the NASDAQ Global Select Market. Our Corporate Governance Standards address various governance matters, including executive sessions of independent directors, director education regarding their responsibilities and duties, composition of the board and committees, and our resignation policy regarding directors that receive less than a majority vote described in more detail under the heading “Nomination” above.
Code of Ethics for Senior Financial Management
     Our Code of Ethics for Senior Financial Management meets the requirements of Item 406 of Regulation S-K. It applies to our president and chief executive officer, chief financial officer, controller, and other employees performing financial functions who have been identified by the president and chief executive officer. It is our policy to disclose any amendments to, and any waivers from, a provision of our Code of Ethics for Senior Financial Management on our website following the amendment or waiver.

Code of Conduct for all Directors, Officers, and Employees
     We have a Code of Conduct that applies to all officers, directors, and employees. The code is designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, compliance with applicable laws and regulations (including full, fair, timely, and understandable disclosure in all regulatory or public communications) and prompt internal reporting of violations of the code to the appropriate persons who are identified in the code. We have posted our Code of Conduct on our corporate website in English, Spanish, Dutch, French, German and Portuguese.
Board Oversight of Risk
     The board, as a whole and also at the committee level, provides oversight of the management of our risks. The board reviews management reports related to our risk management program, provides feedback regarding our major risk exposure, the potential impact on the company, and the steps being taken to mitigate such risks. In addition, management provides periodic reports to board committees based on the specific areas of risk for which each committee provides oversight. The following summarizes each committee’s role in the board’s oversight of risk:
•	The audit committee oversees financial risks, and pursuant to the audit committee charter, the committee is responsible for taking appropriate actions to set the overall corporate “tone” for sound business risk practices.

•	The compensation committee is responsible for overseeing how our management addresses the risks relating to our executive compensation plans and arrangements.

•	The nominating/corporate governance committee monitors and assesses our corporate governance structure to help mitigate the risk of lack of sound board oversight of management.

•	The technology/business development committee oversees risks associated with our products and technology.

     DIRECTOR COMPENSATION
     The following table provides summary information concerning the compensation of each individual who served as a director of our company during our fiscal year ended January 2, 2010, other than Anthony P. Bihl, III, a director and our current President and Chief Executive Officer, who did not receive additional compensation for his service as a director and whose compensation is set forth under the heading “Executive Compensation.”

	Fees Earned	Option
	or Paid in	Awards
Name	Cash ($)	($)(1)(2)(3)	Total ($)
Richard B. Emmitt	$49,000	$132,684	$181,684
Albert Jay Graf	$90,000	$132,684	$222,684
Jane E. Kiernan	$57,500	$132,684	$190,184
Robert McLellan, M.D.	$47,000	$132,684	$179,684
Christopher H. Porter, Ph.D.	$44,000	$132,684	$176,684
D. Verne Sharma	$51,000	$132,684	$183,684
Thomas E. Timbie	$63,000	$132,684	$195,684

(1)	Reflects the aggregate grant date fair value of option awards granted during our fiscal year ended January 2, 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The specific assumptions used in the valuations of the option awards are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option
04/30/2009	2.07%	0.00%	36.12%	5.1 years

(2)	The following table provides information regarding each stock option grant award to each director during the fiscal year ended January 2, 2010, including the grant date fair value of each option award computed in accordance with ASC 718:

Number of
		Securities		Grant Date
		Underlying	Exercise	Fair Value of
		Options	Price	each Option
Name	Grant Date	Granted(a)	($/Share) (b)	Award ($)(c)

Each of Richard B. Emmitt, Jane E. Kiernan, Robert McLellan, M.D., Christopher H. Porter, Ph.D., D. Verne Sharma, Thomas E. Timbie, and Albert Jay Graf	04/30/2009	30,282	$12.37	$132,684

(a)	The options described above were granted under our 2005 Stock Incentive Plan and are described in more detail under the heading “Summary of Director Compensation” below.

(b)	The exercise price is established based on the determined “fair market value” of a share of our common stock on the date of the grant. The “fair market value” of a share of our common stock on the date of grant was the closing sale price. For further information, see the description of our 2005 Stock Incentive Plan included under the heading “2005 Stock Incentive Plan” in the section titled “Executive Compensation—Grants of Plan-Based Awards.”

(c)	We refer you to Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K, for the fiscal year ended January 2, 2010, for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuations of each option award in fiscal year 2009 are set forth in footnote 1 above.

(3)	As of January 2, 2010, the aggregate number of stock options held by each of our directors named in the table above was as follows: Mr. Emmitt, 164,564; Mr. Graf, 359,705; Ms. Kiernan, 124,564; Dr. McLellan, 124,564; Dr. Porter, 164,564; Mr. Sharma, 124,564; and Mr. Timbie, 164,564.
Summary of Director Compensation
     The table below sets forth the annual cash retainer rates in effect for serving on our board and committees during fiscal year 2009.

Annual Rate
Annual Board Retainer	$40,000
Lead Director Retainer	$30,000
Audit Committee	$10,000
Audit Committee Chair(1)	$20,000
Compensation Committee	$5,000
Compensation Committee Chair(1)	$10,000
Nominating/Corporate Governance Committee	$3,000
Nominating/Corporate Governance Committee Chair(1)	$7,500
Technology/Business Development Committee	$4,000
Technology/Business Development Committee Chair(1)	$6,000

(1)	Each committee member is paid either the annual retainer for serving on the committee or, if the committee member is the committee chair, the annual rate for serving as the committee chair.
     We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings. We do not compensate directors who are employed by us for serving on the board.
     Our current compensation program also provides for the grant of stock options to our non-employee directors effective as of the date of the director’s first appointment or election to the board and on an annual basis thereafter. The table under footnote 2 to the Director Compensation Table above sets forth the option grants to our non-employee directors in fiscal year 2009. All of these options were granted under the company’s 2005 Stock Incentive Plan. All options granted to our directors have an exercise price equal to the “fair market value” of the shares on the date of grant (as determined as the closing sale price on the date of grant for grants on or after April 30, 2009, and for grants before April 30, 2009, the average of the reported high and low sale prices of our common stock as of the date of grant during the regular trading session, as reported on the NASDAQ Global Select Market), and expire seven years from the grant date. Upon a change in control, all outstanding options would become immediately exercisable in full and remain exercisable for a period of up to five years, not to exceed the expiration date of the option.
     Each independent director who is reelected as a director at the annual meeting of stockholders or continues to serve as a director after such meeting will be granted an equity award determined by the board prior to the annual meeting each year. Prior to setting the value of annual stock option grants to the company’s independent directors for 2009, the compensation committee reviewed the manner in which it granted options to our independent directors in 2008, which was to review data provided by Mercer, regarding the value of equity compensation granted to independent directors by companies listed under the heading “Comparable Companies” in the section titled “Compensation Discussion and Analysis—Setting Executive Compensation.” In 2008, the compensation committee determined that the value of the company’s annual stock option grants to its independent directors should be comparable to the 50th percentile of this group of companies, and set the value at $155,000. Based on this value and a price of $14.50 per share assumed only for the purpose of setting the number of options to grant, the compensation committee recommended, and the board approved, the 2008 grant of options to purchase 30,282 shares to each of our independent directors other than our lead director, Mr. Graf, who received a grant to purchase 45,423 shares for his services as the lead independent director. Due to our stock price being significantly lower in April of 2009, a grant based on this value would provide for 40,195 shares of common stock, which is significantly more options than in 2008. The compensation committee recommended, and the board approved, the 2009 grant of options to purchase 30,282 shares for each of our independent directors to equal the number of options in the 2008 grant. The value of the 2009 grant was approximately $132,684. Beginning in fiscal year 2010, we intend to grant equity awards to non-employee directors such that 75% of the value is in the form of stock options and 25% of the value is in the form of restricted stock. The board anticipates that future annual equity grants to non-employee directors will be made for a number of stock options and restricted stock awards resulting in a grant date fair value approximately equal to the grant date fair value of the comparable group of companies for issuance of equity grants at the 50th percentile.
     We have entered into indemnification agreements with our directors under which we are required to indemnify such individuals against expenses, judgments, fines, settlements and amounts actually and reasonably incurred by the director arising out of performance of his or her duties to the company and to advance expenses, provided that the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied.
     We periodically engage Dr. McLellan to provide services to the company as a consultant. We paid Dr. McLellan $1,250 in 2009 to assist in a review of fellowship grant applications, the applicant’s responses to questions, and help in the fellowship grant decision making process. We may engage Dr. McLellan in the future to provide certain consulting services to the company. The total amount that we have paid to Dr. McLellan over the past 5 years for consulting services is approximately $4,000.
COMPENSATION DISCUSSION AND ANALYSIS
     In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to:
•	Anthony P. Bihl, III, our President and Chief Executive Officer and our principal executive officer for all of fiscal 2009;

•	Mark A. Heggestad, our Executive Vice President and Chief Financial Officer and our principal financial and accounting officer for all of fiscal 2009; and

•	Maximillian D. Fiore, our Senior Vice President and Chief Technology Officer, Joe W. Martin, our Senior Vice President and General Manager of BPH Therapy, and Randall R. Ross, our Senior Vice President of Human Resources, constituting our three other most highly compensated executive officers for fiscal 2009. Messrs. Fiore, Martin and Ross were hired during 2009.
     In this discussion, we refer to each such individual as a “named executive officer.”
Overview
     The process for awarding compensation to the named executive officers in fiscal 2009 was consistent with that used by our board of directors and the compensation committee of our board of directors in prior fiscal years.
Compensation Objectives and Philosophy
     The compensation committee oversees the design and administration of our executive compensation program as discussed under the heading “Election of Directors—Board and Board Committees—Compensation Committee” of this proxy statement. In setting executive compensation, the compensation committee primarily seeks to:
•	align executive interests with stockholder interests in sales growth, net income, cash flow and long-term stock price appreciation;

•	set base and overall compensation at levels that support our efforts to attract and retain experienced executive talent to operate in a highly demanding environment; and

•	reward performance, company growth, business improvement and advancement of long-term strategic initiatives.
     In order to achieve these objectives, our compensation plans and board and committee compensation decisions are generally based upon the following philosophies and practices:
•	In assessing the total mix of compensation paid to our executives, we seek to set base compensation at levels that allow us to provide competitive current income, and to make a significant portion of total potential compensation variable, subject to achievement of specific company-wide financial objectives and long-term equity value creation.

•	In order to establish competitive compensation levels, we compare our compensation programs with the executive compensation policies, practices and levels primarily at medical device companies specifically selected for comparison by our compensation committee, based upon size, complexity and growth profile.

•	We consider the range of salaries of executive talent at these comparable and other pertinent companies with similar experience, skills and responsibilities, along with considering individual performance and competence, as significant factors in setting base cash compensation for and in granting equity-based compensation to our executive officers, but focus our incentive cash compensation program on our company-specific financial goals to promote a cohesive, performance-focused culture among our executive team.

•	We utilize equity-based awards, currently consisting of stock options and, beginning in fiscal 2010, restricted stock awards, to provide long-term potential value to our executives and to firmly align such executives’ interests with those of our stockholders.

•	Among the executive officers, we believe that individuals with greater responsibility for achieving performance and strategic objectives should have a greater portion of their total potential compensation at risk based upon whether those goals are missed, achieved or surpassed.
Setting Executive Compensation
     The compensation committee selects the elements of executive compensation and determines the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above. The compensation committee exercises judgment and discretion when evaluating each named executive officer and considers a number of factors in setting executive compensation.
     As a means of assessing the competitive market for executive talent, competitive compensation data is gathered from comparative third-party surveys and databases of current proxy information that we determined to be relevant, considering our size and industry. For fiscal 2009, the comparative data that was used in reviewing named executive officer compensation consisted of data from the EquilarInsight™ Public Medical Companies database and the 2008 SIRS(R) Executive Compensation Survey. The relevance of each comparative data set to a particular named executive officer position was considered, and in order to ensure a sufficient number of comparable executive positions within the data, information was used from the four data sets listed below.
     From the EquilarInsight™ Public Medical Companies database we selected the following groups for review:
•	Comparable Companies. The following comparable companies were selected because of competitive relevance, revenues between approximately $250 million and $1.1 billion, similar complexity of company structure, high growth focus and size of market capitalization:

Advanced Medical Optics, Inc.	Integra LifeSciences Holdings Corporation
ArthroCare Corporation	Intuitive Surgical, Inc.
CONMED Corporation	Masimo Corporation
Edwards Lifesciences Corp.	Mentor Corporation
ev3 Inc.	ResMed Inc.
Gen Probe Inc.	Thoratec Corp.
Haemonetics Corporation	Wright Medical Group, Inc.
Hologic, Inc.

•	Other Pertinent Companies — Revenue. Medical device companies selected on the basis of annual revenues, ranging between $400 million and $1.0 billion, which consisted of the following:

Alliance Imaging, Inc.	Integra LifeSciences Holdings Corporation
Analogic Corporation	Intuitive Surgical Inc.
Bruker BioSciences Corporation	Inverness Medical Innovations, Inc.
CONMED Corporation	Mine Safety Appliances Company
The Cooper Companies, Inc.	Orthofix International N.V.
Haemonetics Corporation	PolyMedica Corporation
Hanger Orthopedic Group, Inc.	ResMed Inc.
Hologic, Inc.	Sirona Dental Systems, Inc.
•	Other Pertinent Companies — Employees. Medical device companies selected on the basis of their reported employee base, ranging from 900 to 2,500 employees, which consisted of the following:

Align Technology, Inc.	Masimo Corp.
Alliance Imaging, Inc.	Mentor Corporation
Analogic Corporation	Merit Medical Systems, Inc.
Aristotle Corp.	National Dentex corporation
Bio-Reference Laboratories, Inc.	Nxstage Medical, Inc.
Bruker BioSciences Corporation	Orthofix International N.V.
Datascope Corp.	PolyMedica Corporation
ev3 Inc.	Sirona Dental Systems, Inc.
Haemonetics Corporation	Symmetry Medical Inc.
I-Flow Corporation	Thoratec Corporation
ICU Medical, Inc.	Vital Signs, Inc.
Illumina Inc.	Wright Medical Group, Inc.
Integra LifeSciences Holdings Corporation	ZOLL Medical Corporation
Lakeland Industries, Inc.
     Also, the following companies that participated in the 2008 SIRS® Executive Compensation Survey were identified as being relevant for our analysis as they are in the life sciences industry and range in size between $250 million and $750 million in annual revenue:

Actavis	Hutchinson Technology, Inc.
Advanced Medical Optics, Inc.	Imclone Systems Inc.
Alpharma, Inc.	Integra Lifesciences Corporation
American Medical Systems Holdings, Inc.	Kendle International Inc.
APP Pharmaceuticals, Inc.	Lupin Pharmaceuticals, Inc.
Bio-Rad Laboratories, Inc.	Meda Pharmaceuticals Inc.
Biovail Corp.	Medicis Pharmaceutical
Celgene Corporation	Millennium Pharm Inc.
Covance Inc.	Par Pharmaceutical, Inc.
DFB Pharmaceuticals	Parexel International Corporation
Dr. Reddys Laboratories	Perrigo Company
Elan	Pharmanet, Inc.
EMD Serono, Inc.	PRA International
Endo Pharmaceuticals inc.	Sepracor Inc.
Galderma R&D	Smiths Medical MD, Inc.
Gen-Probe Incorporated	Stiefel Laboratories, Inc.
Haemonetics Corporation	Thoratec Corporation
Hansen Medical	Welch Allyn, Inc.

     Given our access to pertinent comparative data, the compensation committee did not retain a compensation consultant in connection with our fiscal 2009 compensation decisions. The committee did, however, use Mercer in 2010 to review the comparative market data that we use and to provide the committee with an assessment of the appropriateness of the methodology and accuracy of such market data.
     The comparative data was used as a benchmark in setting fiscal 2009 base salary, as the midpoint of our compensation range for base salaries for executive officer positions is set to approximate the 50th percentile of the base salaries in the comparative market data. Further, the comparative data was considered as part of the analysis to establish fiscal 2009 short-term incentive compensation and long-term equity-based compensation for our named executive officers.
     The Chief Executive Officer, together with the Senior Vice President, Human Resources, assist the compensation committee by gathering and assembling compensation related data regarding our executive officers and regularly attend committee meetings. The CEO further provides the committee and the board of directors with an overall performance assessment and a narrative report supporting the performance assessment for each officer reporting to him. The CEO, with the assistance of the Senior Vice President, Human Resources, also makes recommendations to the committee regarding the type and amount of compensation to be paid to the officers that report to him. Such recommendations take into account internal pay equity, position within a compensation range, changes in responsibilities and duties and other factors management believes will ensure competitive compensation for the executive.
     In its determination of the type and amount of compensation to be paid to the CEO, the compensation committee considers the responsibilities of the CEO, retention and incentive factors, ability to influence long-term value creation, and separately reviews CEO performance. In assessing CEO performance, the committee evaluates company results and the CEO’s leadership in terms of ability to build and motivate a strong management team, define the appropriate priorities for the organization, and chart an effective strategic course for the company.
     In making the final decisions regarding the type and amount of compensation to be paid to the named executive officers, the compensation committee considers the relevant comparative data, the CEO recommendations on the officers that report to him and the committee’s assessment of the CEO, but also considers other factors, such as its own assessment as to the type and amount of compensation to be paid. The committee approves the compensation of the named executive officers, subject to ratification by the board of directors.
     Although the major determinants of named executive officer compensation are the factors listed above, our executive compensation decisions are consistent with Sections 162(m) and 409A of the Internal Revenue Code, and compensation expense charges under Accounting Standards Codification Topic 718, which we implemented beginning on January 1, 2006. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply, among other things, to compensation that is deemed to be “performance-based” under Section 162(m) and its associated rules and regulations. Our 2005 Stock Incentive Plan and grant practices have been structured to qualify stock options issued under the plan as “performance-based” compensation for purposes of Section 162(m). Therefore, compensation earned by our named executive officers upon the exercise of options issued under the plan is not subject to the $1.0 million deduction limitation. The ability to qualify options as “performance-based” compensation is a benefit, but not a primary factor, in our decision to utilize options as a long-term incentive for our named executive officers. The non-performance-based compensation paid to our named executive officers for fiscal 2009 did not exceed the $1.0 million limit per officer, and we do not anticipate that the non-performance-based compensation to be paid to our executive officers for fiscal 2010 will exceed that limit.
     Our named executive officer compensation arrangements are in compliance with Section 409A of the Internal Revenue Code.
Executive Compensation Components for Fiscal 2009
     The principal components of our executive compensation program for fiscal 2009 were:
•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options;

•	employment and change in control benefits;

•	limited perquisites; and

•	other benefits made generally available to our employees.
     Although maintaining flexibility regarding the relative role of the above components of compensation, the compensation committee seeks to make a significant percentage of an executive’s total potential compensation as variable, subject to achievement of specific company-wide financial objectives and long-term equity value creation. In addition, the committee generally tends to place a greater proportion of total potential compensation as variable for those named executive officers having greater responsibility for, and ability to influence, overall company performance.
Base Salary
     Overview. Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, base salaries are generally set at levels believed to attract and retain executives by providing sufficient current income, and to reward individual performance and contributions to our overall business objectives, but without detracting from the executive’s incentive to realize significant additional compensation through our performance-based compensation programs and equity awards. We believe that by having a significant portion of an executive’s total potential compensation as fixed, such executive is less likely to take unnecessary short-term risks.
     Base salaries are reviewed annually by the compensation committee for executives following the end of each fiscal year. The most significant factor considered by the committee in establishing base salaries for each named executive officer is our base salary range that is formed using the comparative market data discussed above. A base salary range is used to assure we pay approximately the same for a given position as the marketplace. The midpoint of our compensation range for base salaries for executive officer positions is set to approximate the 50th percentile of the base salaries in the comparative market data. We add and subtract approximately 20% to the midpoint to reach the maximum and the minimum of the salary range for each executive position.
     The compensation committee then exercises judgment and discretion when considering other factors to determine where the executive’s base salary should fall within our established compensation range for the executive’s position. The factors considered by the committee include: the executive’s position within the company and the executive’s level of responsibility; the executive’s individual experience and qualifications; the executive’s current and historical compensation levels; and individual performance. The committee does not use a formula to weight these factors, but rather considers such factors as a whole when determining the level of base salary.
     Individual performance for the executive officers was assessed by Mr. Bihl, as CEO, and reviewed by the compensation committee. As CEO, Mr. Bihl’s individual performance was separately reviewed by the committee. The CEO provides the committee and the board with an overall performance assessment and a narrative report supporting the performance assessment for each officer reporting to him. In assessing CEO performance, the committee evaluates company results and the CEO’s leadership in terms of ability to build and motivate a strong management team, define the appropriate priorities for the organization, and chart an effective strategic course for the company.
     For executive officers hired by the company during 2009, Mr. Bihl made a recommendation to the compensation committee as to the level of base salary for such executives based upon base salary ranges established for the executive positions. The base salary recommendations for a newly hired executive were designed to attract and retain the executive and were assessed against comparative market data cited above and the level of base salaries of similar positions within the company or any predecessor who held the position of the new executive. Mr. Bihl’s recommendations were considered and approved by the compensation committee prior to extension of an offer of employment to an executive officer.

     2009 Decisions and Analysis. For fiscal 2009, base salary levels established for Messrs. Bihl and Heggestad, as the only named executive officers who were employed by the company at the beginning of 2009, differed from 2008 levels as follows:

	Base Salary Level
Name	2008	2009	% Change
Anthony P. Bihl, III	$500,000	$500,000	0%
Mark A. Heggestad	$280,000	$295,000	5.4%
     The base salary levels reflected above differ from the amounts listed in the Summary Compensation Table included under the heading “Executive Compensation—Summary of Compensation” as the Summary Compensation Table reports actual salary earned during the fiscal year, taking into consideration salary increases that occurred during the year.
     In determining Mr. Bihl’s 2009 base salary, the compensation committee determined that his base salary was within our established base salary range for the President and Chief Executive Officer, with such range being based upon the comparative compensation data cited above. In addition, the committee considered certain qualitative items when determining his final base salary, including his successful transition into his role as President and Chief Executive Officer, as Mr. Bihl was hired in April 2008. The committee’s evaluation of Mr. Bihl’s performance in 2008 was primarily based upon: (i) his ability to implement our fiscal 2008 strategy; and (ii) our improved financial and operating performance in the second half of fiscal 2008. Although the committee concluded that Mr. Bihl had earned a base salary increase based on the factors mentioned above, Mr. Bihl declined to accept a base salary increase in 2009. Accordingly, Mr. Bihl’s 2009 base salary remained at $500,000.
     In determining Mr. Heggestad’s 2009 base salary, the compensation committee determined that his base salary was within our established base salary range for the Chief Financial Officer, with such range being based upon the comparative compensation data cited above. In addition, the committee considered the CEO’s assessment of Mr. Heggestad’s performance during the year, including leading initiatives that resulted in significant debt reduction, his role in improving cost discipline and his focus on improving working capital in 2008, which led to improved operating results and improved cash flow. Based upon its assessment of Mr. Heggestad’s performance and his position within our compensation range as it relates to base salary for the Chief Financial Officer, the committee concluded that Mr. Heggestad had earned a 5.4% base salary increase.
     Messrs. Fiore, Martin and Ross joined the company as executive officers in 2009. The base salary recommendations, which were considered and approved by the compensation committee for Messrs. Fiore, Martin and Ross, were designed to attract and retain each executive and were assessed against comparative market data and the level of base salaries of similar positions within the company or predecessors who held the current position of the executive.
     In determining Mr. Fiore’s base salary, a compensation range was determined for the Chief Technology Officer based upon comparative compensation data cited above and reflecting the narrower scope of responsibilities of Mr. Fiore’s position compared to the comparative compensation data. The compensation committee approved Mr. Fiore’s recommended base salary, which was within our established base salary range, after considering his prior work experience, in particular, his prior position as Senior Vice President of Research, Development and Operations of a venture backed medical device company.
     In determining Mr. Martin’s base salary, the compensation committee reviewed our base salary range for a General Manager, with such range being based upon the comparative compensation data cited above, and noted that his recommended base salary was within our established range. In approving Mr. Martin’s recommended base salary, the committee took into account his significant experience, most notably, he was the Chief Executive Officer at a company in the medical device industry prior to joining our company, and prior to that, he led a major division of a public chemical and pharmaceutical company.
     In determining Mr. Ross’s base salary, the compensation committee reviewed our base salary range for a Vice President of Human Resources, with such range being based upon the comparative compensation data cited above. In addition, the committee reviewed the comparative compensation data from the 2008 PSI Exempt Compensation Survey, which included 25 companies in Minnesota with 1,000 to 3,000 employees, of which 11 unidentified companies reported Vice President of Human Resources compensation data. The committee noted that his recommended base salary was within our established range. In approving Mr. Ross’ recommended base salary, the committee also considered his significant breadth of experience, most notably, the work experience Mr. Ross brought to the company from his prior role leading the Human Resources function for a large public company.
Short-Term Incentive Compensation
     Overview. In fiscal 2009, as in prior fiscal years, we provided executives with the opportunity to earn short-term cash incentive compensation through our Executive Variable Incentive Plan, which we refer to as the “EVIP.”
     The EVIP is designed to reward executive officers for achieving and surpassing specified company goals related to company growth and financial performance. We believe the EVIP to be a valuable element of executive compensation because it offers a means for executives to realize significant, additional near-term cash compensation on top of base salary as a reward for promoting equity appreciation through sales growth, operating profit and prudent cash flow management. The EVIP is based solely on achieving company-wide financial objectives and does not incorporate individual objectives for executives in order to promote a cohesive, performance-focused culture among our executive team and align the interests of our executives and senior management, as a group, with our financial goals and hence the interests of our stockholders.
     2009 Decisions and Analysis. In February 2009, upon recommendation of the compensation committee, our board of directors approved the principal terms of the EVIP for fiscal 2009. All executive officers participate in this EVIP. The EVIP provided for payment of a bonus based on achievement of net sales, net income and cash flow objectives in the 2009 operating plan approved by our board according to the following formula:

		Minimum	Target	Maximum
		Achievement	Achievement	Achievement
Objective	Weighting	Payout	Payout	Payout
Net Sales	40%	50% of target bonus for achieving 95% of plan	100% of target bonus for achieving 100% of plan	200% of target bonus for achieving 110% or more of plan

Net Income	30%	10% of target bonus for achieving 90.1% of plan

Cash Flow	30%	10% of target bonus for achieving 85.1% of plan		200% of target bonus for achieving 115% or more of plan
     The amount of bonus payout between the minimum and target achievement and target and maximum achievement increases on a linear scale. No bonus will be earned for net sales, net income and cash flow until 95%, 90.1% and 85.1%, respectively, of the 2009 operating plan is achieved.
     The EVIP design for fiscal 2009 was similar to the EVIP for fiscal 2008. For fiscal 2009, the compensation committee adopted changes to the minimum achievement payout for the net sales component to provide that no payment would be made below 95% performance.

     Net sales and net income achievement were determined and paid on a quarterly basis. Cash flow achievement was determined and paid on an annual basis. For purposes of the EVIP, “cash flow” is defined as net cash provided by operating activities, less capital expenditures.
     Fiscal 2009 EVIP objectives were derived from our overall fiscal year operating plan established by senior management and approved by our board of directors at the beginning of the year after taking into account a variety of factors, the most significant of which are our prior year results, expected economic and market influences, growth, investment requirements and our competitive situation. If there is a material unanticipated event such as an acquisition, actual results may be adjusted to exclude the event for purposes of the EVIP, and any such proposed adjustment will be approved by the compensation committee. During 2009, no material unanticipated events occurred that required approval by the compensation committee. The EVIP allows for adjustment for certain non-recurring items, such as a gain on sale of non-strategic assets, that do not require approval by the compensation committee. As discussed below, we did adjust the actual results for sales, net income and cash flows in accordance with the terms of the EVIP for foreign currency fluctuations on sales and certain non-recurring charges for net income and cash flow.
     The target amount established for each named executive officer was determined based upon a review of comparative market data regarding target incentives and total cash compensation for each executive position, the compensation committee’s views as to the appropriate mix of risk and reward in the total compensation package, and the named executive’s level of responsibility within the company for achieving financial results. Target bonus levels are subject to increase within a fiscal year based upon promotions or other factors. For 2009, our board of directors ratified the compensation committee’s recommended annual target dollar bonus amounts under the EVIP in February 2009 for our executive officers, including the amounts for Messrs. Bihl and Heggestad set forth below:

	2009 EVIP	Target as % of 2009
Name	Target	Base Salary Level
Anthony P. Bihl, III	$500,000	100%
Mark A. Heggestad	$177,000	60%
     Because Mr. Bihl is the chief executive officer and therefore has the highest responsibility within the company for achieving financial results and for the reasons noted above under the heading “Executive Compensation Components for 2009 — Base Salary”, he was given the opportunity to receive a target of 100% of his base salary. Mr. Heggestad’s target was increased from 50% of his base salary in 2008 to 60% of his base salary in 2009 because of his level of responsibility within the company for achieving financial results and for the reasons noted above under the heading “Executive Compensation Components for 2009 — Base Salary.”
     Messrs. Fiore, Martin and Ross joined the company as executive officers during 2009, and their EVIP target amounts reflect a pro-rated percentage of each individual’s annual base salary. The target amounts established for Messrs. Fiore, Martin and Ross also took into account the level of short-term incentive compensation established for individuals holding similar positions within the company or predecessors who previously held the position of the executive. The 2009 annual target dollar amounts under the EVIP for Messrs. Fiore, Martin and Ross were as follows:

	2009 Annual	Target as % of 2009
Name	EVIP Target	Base Salary Level
Maximillian D. Fiore	$116,000	40%
Joe W. Martin	$151,600	50%
Randall R. Ross	$102,000	40%
     In accordance with the EVIP provisions, the actual results for sales were adjusted for currency fluctuations, and the actual results for net income and cash flow were adjusted for non-recurring items. For fiscal 2009, annual net sales, net income and cash flow targets were set at $520.3 million, $68.1 million and $104.5 million, respectively. Our results for EVIP purposes for net sales, net income and cash flow, on an annual basis, were $506.3 million, $68.7 million and $129.9 million, respectively, representing 97.3%, 116.9% and 124.4% of each of the respective target levels. After giving effect to the weight assigned to each of the net sales, net income and cash flow components indicated above, the aggregate annual payout under the EVIP for Messrs. Bihl and Heggestad was approximately 136.5% of the target amount. Further, after giving effect to the weight assigned to each of the net sales, net income and cash flow components indicated above and pro-

rated for the period of time each named executive was employed by the company, the aggregate annual payout under the EVIP for Messrs. Fiore, Martin and Ross was approximately 53.8%, 97.5% and 68.1%, respectively, of the target amount. Mr. Fiore joined the company on August 3, 2009, Mr. Martin joined the company on April 1, 2009, and Mr. Ross joined the company on June 29, 2009.
Long-Term Incentive Compensation
     Overview. In 2009, consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of the entire organization’s interests with those of stockholders, we granted long-term incentive compensation, in the form of stock options, to our named executive officers, to our other executive officers and across our organization generally.
     For our named executive officers, we believe that stock options offer incentives and tax attributes necessary to motivate and retain such individuals to enhance overall enterprise value. Stock options provide named executive officers with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase stockholder value. Further, we have provided larger, one-time stock option grants to newly hired executive officers of the company as additional incentive to link the interests of our newly hired executives to those of our stockholders.
     Our stock options generally vest over a period of four years, with 25% of the shares underlying the stock option vesting at the end of the calendar quarter closest to the first year anniversary of the date of grant. Thereafter, shares underlying the option vest in equal increments on the last day of each calendar quarter after the initial vesting date so that the entire option is fully vested four years after the date of grant. The committee, however, may from time to time grant options that vary from this vesting schedule. Our policy and practice are to only grant options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.
     We generally grant options to our named executive officers upon initial employment and thereafter on an annual basis based on individual responsibilities and performance and competitive compensation assessment as described above. Certain other employees are granted stock options or restricted stock upon initial employment and thereafter on a performance and promotion basis. Annual named executive officer option grants are generally made early in the year, in conjunction with annual base salary determinations and establishment of the EVIP targets and metrics for the year. From time to time we may make one-time grants to recognize promotion and, less frequently, to recognize consistent, long-term contribution, or for specific incentive purposes. The compensation committee, which has been delegated the authority to administer our 2005 Stock Incentive Plan under which we make equity awards, has adopted a stock option grant policy regarding the times at which grants will generally be made. Under this policy, annual grants to named executive officers are made at the time of the first board meeting during the fiscal year or as soon as possible thereafter, promotion grants to named executive officers are made at the time of the next compensation committee meeting following the promotion or on the date of the promotion, and new executive officer hire grants are made either at the compensation committee action preceding the date of employment (with the effective date and pricing on the start date) or by the compensation committee as soon as practicable immediately following the hire date. We do not have any program, plan or practice to time stock option or other equity award grants to executive officers or to any other recipients in coordination with the release of material non-public information.
     In fiscal 2010, the compensation committee changed its prior practice of granting solely stock option awards to executive officers. As a result, we provided long-term incentive compensation to our executive officers in the form of stock options and restricted stock awards based upon a fixed dollar value, such that 75% of the value was in the form of stock options and 25% of the value was in the form of restricted stock. While both stock options and restricted stock awards are designed to link the interest of our executives to our stockholders while encouraging retention of the executives, the committee believes that granting restricted stock to executive officers also will encourage stock ownership and provide the executive with a more predictable long-term incentive value. The committee reviewed comparative market data to determine the fixed dollar value, as a percentage value of base salary, of long-term incentive compensation for executive officers in 2010. The compensation committee used Mercer to review the comparative market data that we use and to provide the committee an assessment of the appropriateness of the methodology and accuracy of such market data in connection with fiscal 2010 compensation decisions.
     2009 Decisions and Analysis. In granting stock options to Messrs. Bihl and Heggestad for fiscal 2009, the compensation committee considered each of Messrs. Bihl’s and Heggestad’s roles and responsibilities within the company, retention and incentive factors, ability to influence long-term value creation, and comparative compensation data cited above, as well as their individual performance as discussed above under the heading “Executive Compensation Components for 2009 — Base Salary”. Further, the committee reviewed the equity awards previously granted to executive officers, including Messrs. Bihl and Heggestad, as a reference point for determining the 2009 equity award grants. For fiscal 2009, the committee granted stock options to purchase 125,000 shares to Mr. Bihl and 60,000 shares to Mr. Heggestad.
     In granting stock options to Messrs. Fiore, Martin and Ross, the compensation committee considered the recommendation of Mr. Bihl in determining the amount of the stock option grants to such newly hired executives. Mr. Bihl’s recommendations were based upon the newly hired executive’s role and responsibilities, ability to influence long-term value creation, retention and incentive factors and the awards previously made to peers of the executive upon initial employment with the company. At the time of their hire, the committee granted stock options to purchase 130,000 shares to Mr. Fiore, 130,000 shares to Mr. Martin, and 100,000 shares to Mr. Ross.
     Although we do not have any detailed stock retention or ownership guidelines, the company’s board of directors and the compensation committee generally encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management, and view stock options as a means of furthering this goal.
     Information regarding the stock option grants made to our named executive officers for fiscal 2009 is included in the Summary Compensation Table located under the heading “Executive Compensation—Summary of Compensation,” in the Grants of Plan-Based Awards Table located under the heading “Executive Compensation—Grants of Plan-Based Awards,” and in the Outstanding Equity Awards at Fiscal Year-End Table located under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”
Certain Employment Agreements, Executive Severance Pay Plan, and Change in Control Agreements
     During fiscal 2009, we were a party to executive employment agreements with Messrs. Bihl, Heggestad, Fiore, and Martin. Such agreements provided that in connection with the termination of their employment in certain circumstances, the company would be required to make certain severance payments to them. In February 2010, we adopted the American Medical Systems, Inc. Executive Severance Pay Plan to provide severance benefits to all of our U.S. based executive officers whose employment is involuntarily terminated after April 1, 2010 without cause. The Executive Severance Pay Plan is more fully described below under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control— Executive Severance Pay Plan.” As a result of the adoption of the Executive Severance Pay Plan, the employment agreements with Messrs. Bihl, Heggestad, Fiore, and Martin were amended and restated primarily to remove the provisions related to the payment of severance and continuation of benefits following the termination of the executive. The terms of these employment agreements as currently in effect are described under the heading “Executive Compensation—Summary of Compensation—Employment Agreements.”
     We also have change in control severance agreements with each of our senior management officers, including our named executive officers. Such agreements are described in detail under the heading “Executive Compensation—Potential Payments upon Termination or Change in Control—Change in Control Severance Agreements.”
     These employment agreements, the Executive Severance Pay Plan and the change in control severance agreements are an important element in our executive compensation program. Severance commitments help us attract and retain key management talent by assuring our key executives a level of economic security in the event of their termination without cause. Similarly, our change in control severance agreements provide our named executive officers with a measure of economic security in the event of any change in control, as well as additional incentives to execute and complete any change in control transaction that the board of directors believes is in the best interests of our stockholders. Similar protection is typically provided by other companies, thus we must continue to offer such protections in order to be competitive with companies with whom we compete for management talent.

     As described in more detail below, prior to March 2009, we structured our change in control severance agreements to provide for acceleration of outstanding options and equity awards upon completion of a change in control, regardless of any impact on the executive’s employment, but have linked salary, bonus and benefits protections to subsequent actual or constructive termination within a period of twelve months following a change in control. We determined that it was important to accelerate equity awards in this manner as it better aligns our executives’ interests with those of our stockholders by allowing them to participate fully in the benefits of the change in control as to all of their equity. Conversely, we believe that other payments should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.
     Furthermore, prior to March 2009, our change in control severance agreements also provided for excise tax gross-up payments in the event of a change of control and permitted our executives to terminate their employment for any reason during the first full calendar month following the first anniversary date of the change in control. We determined that an excise tax gross-up payment better aligned our executives’ interests with those of our stockholders by protecting our executives from resulting excise tax liability associated with a change in control transaction. Further, we believed that giving an executive the ability to terminate his or her employment for any reason during the first full calendar month following the first anniversary date of the change in control better aligned our executives’ interests with those of our stockholders by giving our executives who were not terminated in connection with the change of control the opportunity to receive their severance benefits after serving in their positions with the acquired entity for a twelve month transition period.
     Upon reviewing and considering developments pertaining to corporate governance practices, in March 2009, the compensation committee determined that any future change in control severance agreements would not provide (i) for the acceleration of outstanding options and equity awards upon completion of a change in control, (ii) for excise tax gross-up payments and (iii) an executive with the ability to terminate his or her employment for any reason during the first full calendar month following the first anniversary date of the change in control while still receiving change in control benefits. As a result, the change in control severance agreements entered into with Messrs. Fiore, Martin and Ross do not contain such provisions. Although the committee is still of the belief that such practices tend to better align the executives’ interests with those of our stockholders, the committee believes that change in control severance agreements that do not contain such provisions that may be entered into in the future with executives will be more in line with emerging guidance related to severance arrangements following a change in control. As a change in control severance agreement cannot be amended in any way adversely affecting the executive without the executive’s consent, the committee determined not to amend any prior agreements, including the agreements with Messrs. Bihl and Heggestad.
Limited Perquisites; Other Benefits
     It is generally our policy not to extend significant perquisites to our executives beyond those that are available to our employees generally, such as 401(k) matching contributions and health, dental and life insurance benefits. Employees who terminate employment after age 40 with 15 or more years of service are eligible for coverage under our retiree health plan. Under the retiree health plan, we pay a portion of the cost for retirees who were hired by us prior to January 1, 2000. Retirees who were hired on or after January 1, 2000 are responsible for the full cost of coverage. We do not provide pension arrangements for our U.S. executives or employees. We have operations in countries outside of the U.S. and provide pension arrangements for executives and employees in certain foreign locations.
     We maintain an unfunded nonqualified deferred compensation plan that is described under the heading “Executive Compensation—Nonqualified Deferred Compensation,” in which our named executive officers are eligible to participate.
     In fiscal 2009, we paid travel expenses and related tax gross-up payments for spousal travel in connection with a significant company-sponsored event, specifically the annual sales force incentive trip. Consistent with other attendees, we paid for these expenses and tax gross-up payments for this one instance for Mr. Bihl’s spouse in connection with this trip. Our sales force incentive trip is an important incentive for our highest performing sales employees. We invite our highest performing sales employees and a limited number of senior management and their spouses or guests on this trip.
     Further, as part of their employment offers, Messrs. Fiore and Martin received our standard relocation package. Further, as part of the relocation package, Messrs. Fiore and Martin each received up to $49,100 and $75,000, respectively, of protection in the event the executive suffered a loss on the sale of their home. We made no payment to Mr. Fiore in 2009 related to the sale of his home, and we paid $28,424, including a tax gross-up, to Mr. Martin in 2009 related to the loss incurred on the sale of his home.

Total Compensation Mix
     The table below illustrates how total compensation for each of our named executive officers for fiscal 2009 was allocated between “at-risk,” base salary and all other compensation components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash, equity and all other compensation components, based upon the amounts reported in the Summary Compensation Table located under the heading “Executive Compensation—Summary of Compensation.” The table utilizes the equity values included in the Summary Compensation Table based on the grant date fair value of the stock option awards.

	Total Compensation Mix
	(base salary, annual cash incentives, long-term equity incentives and all other compensation)
	% of Total Compensation that is:			% of Performance Based Total Compensation that is:		% of Total Compensation that is:
	“At-Risk”	Base	All Other		Long-Term	Cash	Equity Based	All Other
	(1)	Salary (2)	(3)	Annual (4)	(5)	Based (6)	(7)	(3)
Anthony P. Bihl, III	67%	29%	4%	59%	41%	69%	27%	4%
Mark A. Heggestad	60%	38%	2%	52%	48%	69%	29%	2%
Maximillian D. Fiore(8)	81%	13%	6%	8%	92%	21%	75%	4%
Joe W. Martin(8)	70%	25%	5%	23%	77%	19%	75%	6%
Randall R. Ross(8)	82%	17%	1%	11%	89%	25%	74%	1%

(1)	Represents annual cash incentives (i.e., EVIP payment) plus long-term equity incentives (i.e., stock option awards) divided by total compensation.

(2)	Represents base salary divided by total compensation.

(3)	Represents all other compensation shown in the “Bonus” and “All Other Compensation” columns of the Summary Compensation Table divided by total compensation.

(4)	Represents annual cash incentives, divided by the sum of annual cash incentives plus long-term equity incentives.

(5)	Represents long-term equity incentives, divided by the sum of annual cash incentives plus long-term equity incentives.

(6)	Represents the sum of base salary plus annual cash incentives, divided by total compensation.

(7)	Represents long-term equity incentives divided by total compensation.

(8)	Messrs. Fiore, Martin and Ross received options to purchase 130,000 shares, 130,000 shares, and 100,000 shares, respectively, upon employment, which resulted in a greater portion of their total compensation in 2009 being reflected as “at-risk”, long-term, and equity based in the table above.
We believe that the above table illustrates general alignment of our 2009 named executive officer compensation with our overall compensation objective and philosophies of emphasizing performance-based and long-term equity-based compensation.

EXECUTIVE COMPENSATION
Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended January 2, 2010 with management. Based on the foregoing reviews and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended January 2, 2010 and the proxy statement for the 2010 Annual Meeting of Stockholders to be held on Thursday, April 29, 2010.
Albert Jay Graf (Chair)
Richard B. Emmitt
D. Verne Sharma
     The foregoing Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.
Summary of Compensation
     The following table shows the compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007; however, information is not provided for Mr. Fiore, Mr. Martin, and Mr. Ross in fiscal 2008 and 2007 and Mr. Bihl in fiscal 2007 because such executives were not employed by us during those years.
SUMMARY COMPENSATION TABLE—2009

					Non-Equity
					Incentive Plan	All Other
			Bonus	Option Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Anthony P. Bihl, III President and Chief	2009	$500,000	—	$465,200	$682,375	$62,451	$1,710,026
Executive Officer	2008	$342,308	—	$2,820,775	$348,726	$68,710	$3,580,519
Mark A. Heggestad	2009	$293,846	—	$223,296	$241,561	$15,242	$773,945
Executive Vice President,	2008	$285,097	—	$186,568	$144,100	$13,313	$629,078
Chief Financial Officer	2007	$265,000	—	—	$47,357	$11,615	$323,972
Maximillian D. Fiore Senior Vice President & Chief Technology Officer	2009	$122,692	$20,000	$734,682	$62,360	$39,257	$978,991
Joe W. Martin Senior Vice President & General Manager of BPH Therapy	2009	$230,898	—	$500,734	$147,773	$69,692	$949,097
Randall R. Ross Senior Vice President of Human Resources	2009	$132,404	—	$588,330	$69,437	$8,233	$798,404

(1)	Represents a sign-on bonus paid to Mr. Fiore

(2)	Reflects the aggregate grant date fair value of option awards granted with respect to the fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007, respectively, computed in accordance with ASC 718. We refer you to Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K, for the fiscal year ended January 2, 2010, for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuation for fiscal year ended January 2, 2010 of each option grant in fiscal year 2009 are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option
02/10/2009	1.83%	0.00%	35.26%	5.2 years
04/01/2009	1.70%	0.00%	35.58%	5.2 years
06/29/2009	2.57%	0.00%	37.36%	5.1 years
08/03/2009	2.69%	0.00%	37.53%	5.1 years

(3)	Represents amounts earned under the 2009 Executive Variable Incentive Plan, 2008 Executive Variable Incentive Plan, and 2007 Executive Variable Incentive Plan for fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007, respectively. The 2009 Executive Variable Incentive Plan is described in more detail under the heading “Compensation Discussion and Analysis.”

(4)	The amounts shown in this column include the following with respect to each named executive officer:

		401(k)	Profit	Supplemental	Life Insurance	Spousal
Name	Year	Match(a)	Sharing(b)	Match(c)	Premiums	Travel(d)	Moving Expenses
Anthony P. Bihl, III	2009	$9,731	$4,974	$34,143	$960	$12,643	—
	2008	$3,192	$2,171	$8,369	$320	—	$54,658
Mark A. Heggestad	2009	$9,800	$4,974	—	$468	—	—
	2008	$9,200	$3,818	—	$295	—	—
	2007	$9,000	$2,168	—	$447	—	—
Maximillian D. Fiore	2009	$4,077	$2,730	—	$279	—	$32,171
Joe W. Martin	2009	$9,800	$3,899	—	$292	—	$55,701
Randall R. Ross	2009	$5,258	$2,730	—	$245	—	—

(a)	Represents matching amounts contributed by the company under our 401(k) plan.

(b)	Represents discretionary profit sharing contributions by the company under our 401(k) plan. An equal profit-sharing amount is given to all full-time AMS employees eligible under the plan.

(c)	Represents matching amounts contributed by the company under our Non-Funded Deferred Compensation and Supplemental Savings Plan. The amounts for fiscal year 2009 are also set forth under the column “AMS Contributions in FY 2009” in the Nonqualified Deferred Compensation table below.

(d)	The amount shown for Mr. Bihl represents travel expenses, and the tax gross-up payments on such expenses, for his spouse to accompany him on the sales force incentive trip. The company paid the travel expenses, and the tax gross-up on such travel expenses, for the spouses of all of the attendees of the sales force incentive trip.
     Based on a report provided by Mercer and discussions with management, our compensation committee has assessed our risk as it relates to our compensation policies and practices for our employees and determined that it does not believe our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. Further, we do not believe our compensation policies and practices encourage excessive or inappropriate risk taking.
     We structure our compensation policies and practices to consist of both fixed and variable compensation to mitigate excessive or inappropriate risk taking. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the metrics associated with our business so that employees do not feel pressured to focus exclusively on business metrics thereby increasing an employee’s willingness to engage in excessive or inappropriate risk taking to meet such business metrics.
     The variable component of our pay structure includes long-term equity awards and, for our executive officers, an executive variable incentive plan. The long-term equity awards, which generally vest over four years, are designed to further align the employees’ interests with those of our stockholders. We believe that such awards do not encourage excessive risk taking since the ultimate value of such awards is tied to our stock price, and since awards are staggered and subject to four year vesting schedules to help ensure that employees have significant value tied to long-term stock price performance. Further, we believe that the executive variable bonus plan is not likely to encourage the executives to take inappropriate risks because our executives are not encouraged to drive one metric; the executive variable incentive plan is based on the three metrics noted above.
Employment Agreements
     During 2009, we had continuing employment agreements with Mr. Bihl and Mr. Heggestad and entered into employment agreements with Mr. Fiore and Mr. Martin. These employment agreements had a fixed term and automatically renew for successive one-year periods until either the executive provides or we provide notice of termination. The agreements generally provided for base salary, participation in incentive compensation plans adopted by the board of directors, and an initial grant of options to purchase shares of our common stock. The agreements also entitle the executives to participate in our other standard benefit programs and contain customary confidentiality and non-competition provisions.
     The employment agreements with Mr. Fiore and Mr. Martin also provide that they were entitled to receive reimbursement of up to $49,100 and $75,000, respectively, to cover the loss on sale of their current homes, if applicable. These payments are in addition to reimbursements under AMS’ standard relocation benefits.
     In March 2010, the employment agreements with Mr. Bihl, Mr. Heggestad, Mr. Fiore and Mr. Martin were amended and restated primarily to: (i) provide that the agreements would continue until either the executive provides or we provide notice of termination; (ii) update the compensation information currently provided to the executive and to remove the discussion of compensation and benefits provided to the executive related to their initial hiring by us; (iii) update the provisions pertaining to payment of severance and continuation of benefits following the termination of the executive to reflect the adoption of the Executive Severance Pay Plan and the executive’s change in control severance agreement with the company; and (iv) decreased the restrictive period from two to one year following termination on the non-solicitation and non-competition provisions.
Change in Control Severance Agreements
     We have entered into agreements with our current executive officers that require us to provide compensation to them in the event of a termination of their employment in connection with a change in control of our company as described in detail under the heading “Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements.”
Non-Funded Deferred Compensation and Supplemental Savings Plan
     We maintain an unfunded, nonqualified deferred compensation plan to provide certain management employees, including all of our named executive officers, the opportunity to defer receipt of their compensation and receive credit for the matching contribution that is unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code, as described in more detail under the heading “Nonqualified Deferred Compensation” below.
Indemnification Agreements
     We have entered into indemnification agreements with our executive officers under which we are required to indemnify such individuals against expenses, judgments, fines, settlements and amounts actually and reasonably incurred by the executive officer arising out of performance of his or her duties to the company and to advance expenses, provided that the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied.

Grants of Plan-Based Awards
     The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended January 2, 2010. Plan-based awards were granted to our named executive officers during fiscal year 2009 under the 2009 Executive Variable Incentive Plan (EVIP) and the 2005 Stock Incentive Plan (2005 SIP). The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below.
GRANTS OF PLAN-BASED AWARDS—2009

					All Other
					Option
					Awards:	Exercise
					Number of	or Base
		Estimated Possible Payouts Under			Securities	Price of	Closing	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Underlying	Option	Market	Market Value
	Grant	Threshold		Maximum	Options	Awards	Price	of Option
Name	Date	($)	Target ($)	($)	(#)(2)	($/Sh) (3)	($/Sh)	Awards(4)
Anthony P. Bihl, III
EVIP	—	1,500	500,000	1,000,000	—	—	—	—
2005 SIP	02/10/09	—	—	—	125,000	$10.825	$10.59	$465,200
Mark A. Heggestad
EVIP	—	531	177,000	354,000	—	—	—	—
2005 SIP	02/10/09	—	—	—	60,000	$10.825	$10.59	$223,296
Maximillian D. Fiore
EVIP	—	143	47,560	95,120	—	—	—	—
2005 SIP	08/03/09	—	—	—	130,000	$15.09	$15.09	$734,682
Joe W. Martin
EVIP	—	341	113,700	227,400	—	—	—	—
2005 SIP	04/01/09	—	—	—	130,000	$11.17	$11.17	$500,734
Randall R. Ross
EVIP	—	156	52,020	104,040	—	—	—	—
2005 SIP	06/29/09	—	—	—	100,000	$15.84	$15.84	$588,330

(1)	The amount in the threshold, target and maximum columns represent the potential minimum, target and maximum payouts under the 2009 Executive Variable Incentive Plan, the material terms of which are described in more detail above under the heading “Compensation Discussion and Analysis—Executive Compensation Components for Fiscal 2009—Short-Term Incentive Compensation.” The actual amounts earned in 2009 for each named executive officer based on the achievement of the performance criteria underlying the grant is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(2)	Represents options granted under our 2005 Stock Incentive Plan, the material terms of which are described in more detail below under the heading below “2005 Stock Incentive Plan.”

(3)	The exercise price is established based on the determined “fair market value” of a share of our common stock on the date of the grant. For purposes of grants made under our 2005 Stock Incentive Plan prior to April 30, 2009, the “fair market value” of a share of our common stock on the date of grant is defined as the average of the reported high and low sale prices of our common stock as of the date of grant during the regular trading session, as reported on the NASDAQ Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). For the purposes of grants made on or after April 30, 2009, the “fair market value” of a share of our common stock on the date of grant will be the closing sale price. For further information, see the description of our 2005 Stock Incentive Plan included under the heading “2005 Stock Incentive Plan.”

(4)	We refer you to Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K, for the fiscal year ended January 2, 2010, for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuation of these options are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option
02/10/2009	1.83%	0.00%	35.26%	5.2 years
04/01/2009	1.70%	0.00%	35.58%	5.2 years
06/29/2009	2.57%	0.00%	37.36%	5.1 years
08/03/2009	2.69%	0.00%	37.53%	5.1 years
2009 Executive Variable Incentive Plan
     The 2009 Executive Variable Incentive Plan provides short-term, cash incentive compensation for senior management, including executive officers, based on performance goals set each year by our compensation committee and board of directors. For a complete description of target bonus and performance goals under the 2009 Executive Variable Incentive Plan, see the discussion of the plan under the heading “Compensation Discussion and Analysis—Executive Compensation Components for Fiscal 2009—Short-Term Incentive Compensation” above.
2005 Stock Incentive Plan
     Under the terms of our 2005 Stock Incentive Plan, our named executive officers, in addition to non-employee directors and other employees and individuals, are eligible to receive equity compensation awards in the form of stock options, stock appreciation rights, restricted stock awards, stock unit grants, performance awards and stock bonuses. Through January 2, 2010, only stock options and restricted stock awards have been granted under the plan; however, as of January 2, 2010, none of our named executive officers received a restricted stock award grant. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. To the extent that any shares subject to outstanding options under our prior 2000 Equity Incentive Plan are not issued or are subsequently forfeited and would otherwise have been available for further issuance under the 2000 Equity Incentive Plan, such shares are added to the number of shares available for issuance under the 2005 Stock Incentive Plan. As of January 2, 2010, we have granted options to purchase shares for an aggregate of 20,469,076 shares (net of forfeitures) under both plans and 6,671,307 shares remain available for future grants under our 2005 Stock Incentive Plan.
     Under the terms of the 2005 Stock Incentive Plan, options are granted with an exercise price equal to the fair market value of a share of common stock on the date of grant. For purposes of grants made under our 2005 Stock Incentive Plan prior to April 30, 2009, the “fair market value” of a share of our common stock on the date of grant is defined as the average of the reported high and low sale prices of our common stock as of the date of grant during the regular trading session, as reported on the NASDAQ Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). For the purposes of grants on or after April 30, 2009, the “fair market value” of a share of our common stock on the date of grant is the closing sale of our common stock as of the date, as reported on the NASDAQ Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). Options generally become exercisable with respect to twenty-five percent of the shares on the last day of the calendar quarter that is closest to the first anniversary date of the grant. Thereafter, the shares underlying the options vest in 6.25 percent increments on the last day of each calendar quarter after the initial vesting date, as long as the named executive officer is providing services on each of these dates, so that the entire option is fully vested four years after the date of grant. Options granted under our 2005 Stock Incentive Plan expire, if not exercised, seven years after the date of grant.
     Restricted stock awards give the recipient all voting, dividend, liquidation and other rights with respect to shares of common stock issued to them as restricted stock as if they were a holder of record of shares of our unrestricted common stock. Unless the committee granting the award otherwise decides in its sole discretion, any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate.

     As described in more detail under the heading “Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements,” our current change in control severance agreements with Mr. Bihl and Mr. Heggestad provide that upon a change in control all of the executive officer’s unvested stock options or stock awards will vest or become unrestricted, as the case may be, and be immediately exercisable in full and, in the case of options, will remain exercisable until two years after the date of the change in control or the date of the executive’s termination of employment with the company, whichever is later, but in no event after the expiration date of any stock option. As discussed under the heading “Certain Employment Agreements, Executive Severance Pay Plan, and Change in Control Agreements” in the section titled “Compensation Discussion and Analysis” above, Mr. Fiore’s, Mr. Martin’s, and Mr. Ross’s change in control agreements, along with any future change in control severance agreements, would not provide for the acceleration of outstanding options and equity awards upon completion of a change in control.
     The stock option awards granted to Mr. Fiore, Mr. Martin, and Mr. Ross in fiscal 2009 under the 2005 Stock Incentive Plan provide that if a change in control occurs and if within 12 months after a change in control (i) the company terminates an executive’s employment without cause or (ii) the executive terminates his or her employment for good reason, then all of the unvested options shall vest and become immediately exercisable in full as of the termination date.
     Outstanding Equity Awards at Fiscal Year End
     The following table provides information regarding unexercised stock options for each of our named executive officers that remained outstanding at January 2, 2010. We did not grant any other stock awards, such as restricted stock or restricted stock units, to our named executive officers in fiscal 2009.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2009

	Option Awards
		Number of
		Securities
	Number of Securities	Underlying
	Underlying	Unexercised	Option
	Unexercised Options	Options (#)	Exercise
Name	(#) Exercisable	Unexercisable(1), (2)	Price ($)	Option Expiration Date
Anthony P. Bihl, III	109,375	*140,625	$14.205	05/04/2015
	—	250,000 (3)	$14.205	05/04/2015
	—	125,000	$10.825	02/09/2016

Mark A. Heggestad	131,250	43,750	$18.750	12/17/2013
	17,500	22,500	$14.355	03/05/2015
	—	60,000	$10.825	02/09/2016

Maximillian D. Fiore	—	130,000	$15.09	08/02/2016

Joe W. Martin	—	130,000	$11.17	03/31/2016

Randall R. Ross	—	100,000	$15.84	6/28/2016

(1)	Upon the occurrence of a change in control, the unvested and unexercisable options that were outstanding at the end of fiscal 2009 as set forth in this column for Mr. Bihl and Mr. Heggestad will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. Pursuant to the terms of the stock option agreements with Mr. Fiore, Mr. Martin and Mr. Ross under the 2005 Stock Incentive Plan, if an executive is terminated without cause by the company or for good reason by the executive within 12 months of a change of control, then the executive officer’s unvested and unexercisable options that were outstanding at the end of fiscal 2009 will vest and be immediately exercisable in full as of the date of termination. For more information, we refer you to the discussion under the heading “2005 Stock Incentive Plan” and the table under the heading “Potential Payments to Named Executive Officers” in the section titled “Potential Payments Upon Termination or Change in Control.”

(2)	Options generally become exercisable with respect to twenty-five percent of the shares on the last day of the calendar quarter that is closest to the first anniversary date of the grant. Thereafter, shares underlying the options vest in equal increments on the last day of each calendar quarter after the initial vesting date, as long as the named executive officer is providing services on each of these dates, so that the entire option is fully vested four years after the date of grant.

*	For example, Mr. Bihl was granted an option to purchase 250,000 shares on May 4, 2008. Of the 250,000 options, 62,500 shares vested on March 31, 2009 and 15,625 vested on each of June 30, 2009, September 30, 2009, and December 31, 2009. Of the remaining 140,625 underlying shares, 15,625 will vest on the last day of each calendar quarter through March 31, 2012.

(3)	This option does not vest according to our standard four-year vesting described in footnote 3 above. Instead, it will vest on the first date that the average of the high and low trading prices of our common stock for five consecutive trading days is equal to or greater than $24.00 per share, as long as Mr. Bihl is an employee of the company on such date.
Options Exercised and Stock Vested During Fiscal Year
     None of our named executive officers exercised options during fiscal year 2009. Prior to fiscal year 2010, no restricted stock was granted to our named executive officers.
Nonqualified Deferred Compensation
     The following table provides information regarding our Non-Funded Deferred Compensation and Supplemental Savings Plan, our only defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified, during the fiscal year ended January 2, 2010 for each of our named executive officers, other than Mr. Heggestad, Mr. Fiore and Mr. Martin. Messrs. Heggestad, Fiore and Martin did not participate in this nonqualified savings plan.
NONQUALIFIED DEFERRED COMPENSATION—2009

		AMS		Aggregate
	Executive	Contributions	Aggregate	Withdrawals /	Aggregate
	Contributions in	in	Earnings in	Distributions in	Balance at
Name	FY 2009 ($)(1)	FY 2009 ($)(2)	FY 2009 ($)	FY 2009 ($)	Last FYE ($)(3)
Anthony P. Bihl, III	$121,575	$34,143	$36,069	—	$240,931
Randall R. Ross	$2,158	—	$81	—	$2,239

(1)	Represents amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table that were deferred under the plan. No amounts reported in the Summary Compensation Table for fiscal year 2008 were paid and deferred in fiscal year 2009.

(2)	Consists of amounts included in the “All Other Compensation” column in the Summary Compensation Table. See note 3 to the Summary Compensation Table.

(3)	Of the amount reported in this column, $41,843 of the amount reported for Mr. Bihl was reported as compensation in the Summary Compensation Table for fiscal 2008.
     Our Non-Funded Deferred Compensation and Supplemental Savings Plan is an unfunded nonqualified deferred compensation plan that provides certain management employees, including all of our executive officers, the opportunity to defer receipt of their compensation and receive credit for the matching contribution that is unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code.
     Participants may defer up to 100% of base salary and annual cash incentive compensation for a calendar year. The matching formula is the same as for all other of our 401(k) plan participants: 100 percent of the deferral up to 2 percent of compensation and 50 percent of the deferrals from 2 percent to 6 percent of compensation. We credit the deferrals and match to a bookkeeping account maintained for each participant. In addition, the participants receive an earnings credit to their account based on the investments selected by the participant from the group of investment funds available under our 401(k) plan, with the exception of the T. Rowe Price Stable Value Fund. The T. Rowe Price Prime Reserve Fund is available under our Non-Funded Deferred Compensation and Supplemental Savings Plan in lieu of the T. Rowe Price

Stable Value Fund available under our 401(k) plan. The investment funds and 2009 rate of return for each of the funds available under the Non-Funded Deferred Compensation and Supplemental Savings Plan are as follows: Artio International Equity II Fund: 24.79%, Buffalo Small Cap Fund: 37.49%, Harbor Capital Appreciation Instl. Fund: 41.88%, Harbor Large Cap Value Instl. Fund: 17.44%, Perkins Mid-Cap Value I Fund: 23.82% (since inception on July 6, 2009), T. Rowe Price Equity Income Fund: 25.62%, T. Rowe Price Growth Stock Fund: 43.25%, T. Rowe Price Mid-Cap Growth Fund: 45.44%, T. Rowe Price Small-Cap Value Fund: 26.88%, Vanguard Institutional Index Fund, Inst.: 26.63%, T. Rowe Price Retirement 2045 Fund: 39.10%, T. Rowe Price Retirement 2040 Fund: 39.07%, T. Rowe Price Retirement 2035 Fund: 39.04%, T. Rowe Price Retirement 2030 Fund: 37.99%, T. Rowe Price Retirement 2025 Fund: 36.29%, T. Rowe Price Retirement 2020 Fund: 34.19%, T. Rowe Price Retirement 2015 Fund: 31.35%, T. Rowe Price Retirement 2010 Fund: 27.95%, T. Rowe Price Retirement 2005 Fund: 24.55%, T. Rowe Price Retirement Income Fund: 22.07%, PIMCO Total Return Fund, Instl. Shares: 13.87%, and T. Rowe Price Prime Reserve Fund: 0.19%.
     Participants are always 100 percent vested in their deferred compensation account and are entitled to receive a distribution of their account balance following termination of their employment with us. Participants with an account balance of $50,000 or more will be paid in two annual installments and participants with an account balance of less than $50,000 will be paid in a single lump sum. In accordance with Section 409A of the Internal Revenue Code, however, amounts that were deferred after 2004 and that are payable to “specified employees” (generally, officers of the company) will not be paid for at least six months following termination of employment.
Potential Payments Upon Termination or Change in Control
     We have entered into certain agreements and maintain certain plans that will require us to provide incremental compensation to our named executive officers upon certain types of terminations, including termination due to a change in control of the company.
Executive Severance Pay Plan
     In February 2010, we adopted the American Medical Systems, Inc. Executive Severance Pay Plan for U.S. based executive officers, including our named executive officers, whose employment is involuntarily terminated after April 1, 2010 without cause. The Executive Severance Pay Plan entitles an executive officer, who has signed a written separation agreement and release in connection with such involuntary termination without cause, to receive a lump-sum cash severance payment equal to his or her annual base pay, as of the date of termination, and a pro-rata portion of his or her quarterly incentive bonus. An executive officer terminated on or after October 1 of each year will also receive a pro-rata portion of his or her annual incentive bonus for that year. Finally, an executive officer who timely elects continued coverage of group medical plans, group dental plans and life insurance is eligible for up to 12 months of reimbursement in the amount equal to the difference between the amount the terminated officer pays for continued coverage and the amount paid by a full-time active employee. An executive officer cannot receive benefits under the Executive Severance Pay Plan to the extent he or she is receiving payment from the company under any provision of law due to the termination of such qualified employee’s employment, including pursuant to a severance or change in control agreement.
Change in Control Severance Agreements
     Our named executive officers, as well as our senior management officers, are each party to a standard change in control severance agreement with us. These agreements provide that if we terminate the executive without cause, or if the executive leaves voluntarily for good reason, during the twelve-month period after a change in control, or prior to a change in control if the termination was a condition of the change in control or at the request or insistence of a person related to the change in control, we (or our successor) would be required to pay the executive the following benefits:
•	a lump sum cash payment equal to, (1) in the case of Mr. Bihl, two times the sum of Mr. Bihl’s annual salary and target bonus for the year during which the change in control occurs, (2) in the case of Mr. Heggestad, one and one-half times the sum of his annual salary and target bonus for the year during which the change in control occurs, and (3) in the case of the remaining executive officers, the sum of his or her annual salary and target bonus for the year during which the change in control occurs;

•	if the executive elects COBRA coverage under our group health and dental plans, we will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under our group health and dental plans for up to twelve months;

•	the executive may elect health and dental continuation coverage for up to an additional 12 months after the expiration of the 18-month COBRA period at the executive’s cost;

•	the executive will receive continued life insurance coverage for up to twelve months at a cost no more than the executive paid as an active employee and the company will reimburse the executive quarterly for any amounts that exceed such cost;

•	in the case of Mr. Bihl and Mr. Heggestad, if the executive incurs a tax liability in connection with payments for executive’s continued coverage under our group health and dental plans described above that the executive would not have incurred if the executive had been an active employee, we will make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any taxes on the gross-up payment, the executive would retain an amount of the gross-up payment equal to the initial tax liability in connection with the benefit; and

•	in the case of Mr. Bihl and Mr. Heggestad, if any payments (including the acceleration of stock options) made by us to the executive in connection with a change in control were subject to excise tax we would be required to make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive would retain an amount of the gross-up payment equal to the excise tax.
     Upon reviewing and considering recent developments pertaining to corporate governance practices, in March 2009, the committee determined that any future change in control severance agreements would not provide (i) for the acceleration of outstanding options and equity awards upon completion of a change in control, (ii) for excise tax gross-up payments and (iii) an executive with the ability to terminate his or her employment for any reason during the first full calendar month following the first anniversary date of the change in control. Although the committee is still of the belief that such practices tend to better align the executives’ interests with those of our stockholders, the committee believes that change in control severance agreements that do not contain such provisions that may be entered into in the future with executives will be more in line with current “best practices” related to severance arrangements following a change in control. As the change in control severance agreement cannot be amended in any way adversely affecting the executive without the executive’s consent, the committee determined not to request the consent of the executives who had agreements in place prior to March 2009 because such benefits had already been conveyed to those executives.
     Because Mr. Bihl and Mr. Heggestad have pre-March 2009 change in control severance agreements, all unvested stock options held by Mr. Bihl and Mr. Heggestad at the end of fiscal 2009 would immediately vest in full and become exercisable upon a change in control, whether or not the acquiring entity or successor assumes or replaces the stock options and whether or not the executive continues to be employed by us (or the successor) after the change in control. The accelerated options will remain exercisable for a period of two years from the date of the change in control or, if later, the date of the officer’s termination, but in any event not later than the expiration date of the options. There is no acceleration of unvested options or restricted stock for Mr. Fiore, Mr. Martin, and Mr. Ross in their change in control severance agreements because they have post-March 2009 change in control severance agreements. See the heading “Grant of Plan-Based Awards—2005 Stock Incentive Plan” for a description of the circumstances under which equity awards that were held at the end of fiscal 2009 will accelerate following a change in control.
     After adoption, the change in control severance agreements cannot be amended or terminated during the executive’s employment period in any way adversely affecting the executive without the executive’s consent.
Potential Payments to Named Executive Officers
     The following table quantifies the potential payments payable upon termination of each of our named executive officers under various scenarios triggering benefits under the Executive Severance Pay Plan and the change in control severance agreements described above, in each case assuming, for calculation purposes, an effective date of January 2, 2010. Notwithstanding the table below, in accordance with Section 409A of the Internal Revenue Code, certain amounts payable upon a termination of employment to our named executive officers and other key employees will not be paid out for at least six months following termination of employment. As permitted by SEC rules, the following amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits are referred to as “vested benefits” and include:

•	benefits accrued under our tax-qualified 401(k) plan in which all employees participate;

•	accrued vacation pay, health and life insurance plan continuation, and post-retirement health coverage under our retiree health plan and other similar amounts payable when employment terminates under programs generally applicable to our salaried employees;

•	benefits accrued under our Non-Funded Deferred Compensation and Supplemental Savings Plan described in connection with the Non-Qualified Deferred Compensation Table above; and

•	fourth quarter fiscal 2009 bonus payments under our 2009 Executive Variable Incentive Plan that are paid in accordance with our plan and are not enhanced by a termination of employment or change in control.

				Without Cause or
				Good Reason
				Termination
				Within 12
				Months
		Without Cause	Upon a Change	Following
		Termination	in Control	Change in
Name	Executive Benefits and Payments	($)(1)	($)(2)	Control ($)(2)
Anthony P. Bihl, III	Lump Sum Payment Based on Salary	$500,000		$1,000,000	(3)
	Annual Bonus Payment	$237,500		$1,000,000	(4)
	Acceleration of Unvested Options (5)		$3,044,453	$3,044,453
	Health and Welfare Benefits	$7,555		$9,822	(6)
	Gross-up Payment on Health and Welfare Benefits(7)			$7,336
	280G Tax Gross-up Payment(8)		$1,276,653	$2,406,713

	Total	$745,055	$4,321,106	$7,468,324

Mark A. Heggestad	Lump Sum Payment Based on Salary	$295,000		$442,500	(3)
	Annual Bonus Payment	$84,075		$265,500	(4)
	Acceleration of Unvested Options (5)		$642,563	$642,563
	Health and Welfare Benefits	$14,789		$18,601	(6)
	Gross-up Payment on Health and Welfare Benefits(7)			$14,530
	280G Tax Gross-up Payment(8)		$—	$586,909

	Total	$393,864	$642,563	$1,970,603

Maximillian D. Fiore	Lump Sum Payment Based on Salary	$290,000		$290,000	(3)
	Annual Bonus Payment	$34,568		$116,000	(4)
	Acceleration of Unvested Options (5)			$546,000
	Health and Welfare Benefits	$8,602		$8,880	(6)
	Gross-up Payment on Health and Welfare Benefits(7)
	280G Tax Gross-up Payment(8)

	Total	$333,170	$—	$960,880

				Without Cause or
				Good Reason
				Termination
				Within 12
				Months
		Without Cause	Upon a Change	Following
		Termination	in Control	Change in
Name	Executive Benefits and Payments	($)(1)	($)(2)	Control ($)(2)
Joe W. Martin	Lump Sum Payment Based on Salary	$303,200		$303,200 (3)
	Annual Bonus Payment	$60,640		$151,600 (4)
	Acceleration of Unvested Options (5)			$1,055,600
	Health and Welfare Benefits	$268		$560 (6)
	Gross-up Payment on Health and Welfare Benefits (7)
	280G Tax Gross-up Payment(8)

	Total	$364,108	$—	$1,510,960

Randall R. Ross	Lump Sum Payment Based on Salary	$255,000		$255,000 (3)
	Annual Bonus Payment	$33,456		$102,000 (4)
	Acceleration of Unvested Options (5)			$345,000
	Health and Welfare Benefits	$14,201		$14,445 (6)
	Gross-up Payment on Health and Welfare Benefits (7)
	280G Tax Gross-up Payment(8)

	Total	$302,657	$—	$716,445

(1)	Messrs. Bihl, Heggestad, Fiore, Martin, and Ross are each entitled to the lump sum salary payments, pro-rated bonus payments and health and welfare benefit amount in this column pursuant to our executive severance pay plan, as described in more detail under the heading above “Executive Severance Pay Plan.”

(2)	Represents amounts that would be paid pursuant to the change in control severance agreements, as described in more detail under the heading above “Change in Control Severance Agreements.”

(3)	Represents a lump sum cash payment equal to (a) two times his 2009 annual salary for Mr. Bihl, (b) one and one-half times his 2009 annual salary for Mr. Heggestad and (c) one times his 2009 annual salary for Mr. Fiore, Mr. Martin, and Mr. Ross, pursuant to their change in control severance agreements.

(4)	Represents a lump sum cash payment equal to (a) two times his 2009 target bonus under our 2009 Executive Variable Incentive Plan for Mr. Bihl, (b) one and one-half times his 2009 target bonus under our 2009 Executive Variable Incentive Plan for Mr. Heggestad and (c) his 2009 target bonus under our 2009 Executive Variable Incentive Plan for Mr. Fiore, Mr. Martin, and Mr. Ross.

(5)	As set forth in their respective change in control severance agreements, Mr. Bihl’s and Mr. Heggestad’s unvested stock options granted under the 2005 Stock Incentive Plan and held at January 2, 2010 will immediately vest and become fully exercisable upon a change in control. Pursuant to the terms of the stock option agreements with Mr. Fiore, Mr. Martin and Mr. Ross under the 2005 Stock Incentive Plan, if an executive is terminated without cause by the company or for good reason by the executive within 12 months of a change of control, then the executive officer’s unvested and unexercisable options that were outstanding at January 2, 2010 will vest and be immediately exercisable in full as of the date of termination. This represents the difference between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of January 2, 2010, which is based on the “fair market value” of our common stock on December 31, 2009 ($19.29), the last trading day prior to January 2, 2010, and (b) the exercise price of the options. Fair market value is based on the closing market price of our common stock.

(6)	Represents our payment obligations with respect to the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for continued health and dental benefits and the excess cost over the amount the executive was paying as an active employee for continued life insurance for twelve months assuming (1) the same medical, dental and life insurance coverage elections that the officer had as of January 2, 2010, (2) 2010 COBRA premium rate, which is 102 percent of the active employee rate for 2010, (3) monthly employee contributions at amounts as of January 2, 2010, (4) 2009 annualized benefit compensation, which is equal to the executive’s December 31, 2009 base salary plus bonus and commissions paid in the previous 12 months, used to calculate life rates, and (5) basic life rate of $0.08 per month per $1,000 unit of coverage and optional life rate of $0.33 per month per $1,000 unit of coverage.

(7)	The value of the gross-up payment to cover the executive’s tax liability in connection with our payments of the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for continued health and dental benefits for 12 months is based on a federal income tax rate of 35 percent, a state income tax rate of 7.85 percent and a FICA (Medicare) rate of 1.45 percent. Mr. Fiore, Mr. Martin, and Mr. Ross are not eligible for this gross-up related to a change in control.

(8)	Reflects that we would be obligated to make 280G gross-up payments to Mr. Bihl and Mr. Heggestad, assuming the change in control was effective on January 2, 2010. Excise taxes under 280G apply only when change in control payments are in excess of the 280G safe harbor amount. The 280G safe harbor amount is generally three times the average of the executive’s taxable compensation for the five years prior to a change in control. For an officer employed with the company for less than 5 years, the officer’s first year of compensation is annualized and the 280G safe harbor amount is three times the average of the executive’s taxable compensation for the years employed. Based on this calculation of the 280G safe harbor amount for each of our named executive officers and the total change in control payments set forth in the table above, Mr. Bihl and Mr. Heggestad would be subject to 280G excise taxes. Mr. Fiore, Mr. Martin, and Mr. Ross are not eligible for this gross-up.
Compensation Committee Interlocks and Insider Participation
     During fiscal year 2009, Albert Jay Graf (Chair), Richard B. Emmitt, and D. Verne Sharma served as members of our compensation committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee. None of the members of our compensation committee have been an officer or employee of us or one of our subsidiaries.
Securities Authorized for Issuance Under Equity Compensation Plans
     We maintain three compensation plans under which we have issued, and, in the case of two plans, may further issue shares of our common stock: our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan, all of which have been approved by our stockholders.
     Our stockholders approved the 2005 Stock Incentive Plan at the 2005 annual stockholder meeting and we subsequently terminated our 2000 Equity Incentive Plan. To the extent that any shares subject to outstanding options under the 2000 Equity Incentive Plan are not issued or are subsequently forfeited and would otherwise have been available for further issuance under the 2000 Equity Incentive Plan, such shares are added to the number of shares available for issuance under the 2005 Stock Incentive Plan. As of January 2, 2010, there were an aggregate of 7,161,545 options outstanding under the 2000 Equity Incentive Plan and the 2005 Stock Incentive Plan.

     Restricted stock awards granted under the 2005 Stock Incentive Plan are considered issued and outstanding at the grant date. The plan does not designate the specific number of shares available for restricted stock grants, as these are issued from the full pool of shares available under the 2005 Stock Incentive Plan. The option pool is reduced by two shares for each restricted share granted.
     Our Employee Stock Purchase Plan permits employees to elect, in advance of each calendar quarter, to contribute up to 10 percent of their compensation each quarter, subject to certain limitations, to purchase shares of our common stock at the lower of 85 percent of the fair market value on the first or last day of each quarter. As of January 2, 2010, we have issued 1,348,698 shares of common stock under our Employee Stock Purchase Plan and we have 651,302 shares available for future issuance.
     The following table sets forth information as of January 2, 2010, regarding the number of shares of our common stock that may be issued under our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan.
EQUITY COMPENSATION PLAN INFORMATION

Column C:
Number of
Securities
Remaining Available
	Column A:		For Future Issuance
	Number of		Under Equity
	Securities To Be		Compensation Plans
	Issued Upon	Column B:	(Excluding
	Exercise of	Weighted-Average	Securities
	Outstanding	Exercise Price of	Reflected In Column
Plan Category	Options	Outstanding Options	A) (1)

Equity compensation plans approved by stockholders	7,161,545	$15.08	7,322,609
Equity compensation plans not approved by stockholders	—	—	—

Total	7,161,545	$15.08	7,322,609

(1)	Column C above consists of 651,302 shares of common stock available for future issuance under our Employee Stock Purchase Plan and 6,671,307 shares of common stock available for issuance under our 2005 Stock Incentive Plan.
PRINCIPAL STOCKHOLDERS AND MANAGEMENT BENEFICIAL OWNERSHIP
     The following table presents information about the beneficial ownership of our common stock as of March 15, 2010, unless otherwise indicated. The information is given for: each stockholder who we know beneficially owns more than five percent of our issued and outstanding common stock, each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
     Unless otherwise indicated, the business address for each of our stockholders in the table is 10700 Bren Road West, Minnetonka, Minnesota 55343, and each stockholder exercises sole voting and investment power over the shares reflected in the table.

		Shares of Common Stock
	Shares Subject to	Beneficially Owned (1) (2)
Name of Beneficial Owner	Options (3)	Amount(4)	Percent of Class

Neuberger Berman Group LLC (5)	—	8,622,273	11.5%
BlackRock, Inc.(6)	—	6,002,304	8.0%
Eagle Asset Management, Inc.(7)	—	4,447,893	5.9%
The Vanguard Group, Inc.(8)	—	4,041,899	5.4%
SMALLCAP World Fund, Inc.(9)	—	3,888,000	5.2%
Anthony P. Bihl, III	156,250	190,690	*
Richard B. Emmitt	126,282	126,282	*
A. Jay Graf	316,376	316,376	*

		Shares of Common Stock
	Shares Subject to	Beneficially Owned (1) (2)
Name of Beneficial Owner	Options (3)	Amount(4)	Percent of Class
Jane E. Kiernan	86,282	86,282	*
Robert McLellan, M.D.	86,282	86,282	*
Christopher Porter	126,282	231,282	*
D. Verne Sharma	86,282	86,282	*
Thomas E. Timbie	126,282	156,282	*
Mark A. Heggestad	177,187	192,657	*
Maximillian D. Fiore	—	3,990	*
Joe W. Martin	32,500	38,560	*
Randall R. Ross	—	3,990	*
All directors and executive officers as a group (18 persons) (10)	1,877,504	2,118,184	2.8%

*	Less than one percent of the issued and outstanding shares

(1)	Based on 75,241,841 shares of common stock issued and outstanding on March 15, 2010. Shares not issued and outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days from March 15, 2010, are treated as issued and outstanding only when calculating the amount and percent owned by such person or group.

(2)	The shares of common stock include the following numbers of shares subject to restricted stock grants which vest over time and are subject to forfeiture until vested: Mr. Bihl — 24,440 shares; Mr. Heggestad — 7,970 shares; Mr. Fiore — 3,990 shares; Mr. Martin — 6,060 shares; and Mr. Ross — 3,990 shares.

(3)	All amounts in this column reflect shares subject to options that are vested or that will vest within 60 days of March 15, 2010.

(4)	Numbers are rounded to the nearest whole number.

(5)	On February 17, 2010, Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2009, Neuberger Berman Group LLC is the sole parent of both Neuberger Berman LLC and Neuberger Berman Management LLC. Neuberger Berman LLC is deemed the beneficial owner of the shares, which are owned by many unrelated clients, since it has shared dispositive power for all of the shares and shared voting power with respect to 7,509,889 shares. Neuberger Berman Management LLC beneficially owns 7,427,465 of the shares with Neuberger Berman LLC since it also has shared voting and dispositive power with respect to those securities. Neuberger Berman Equity Funds beneficially owns 7,393,465 of the shares since it has shared voting and dispositive power with respect to those securities. Neuberger Berman LLC and Neuberger Berman Management LLC serve as a sub-adviser and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. The address of Neuberger Berman Inc. is 605 Third Ave, New York, New York 10158.

(6)	On January 29, 2010, BlackRock, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 2009, 6,002,304 shares are beneficially owned by the company, of which they have sole voting power and sole dispositive power. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)	On January 26, 2010, Eagle Asset Management, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2009, Eagle Asset Management, Inc. is the beneficial owner of 4,447,893 shares. The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(8)	On February 8, 2010, The Vanguard Group, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 2009 is the beneficial owner of 4,041,899 shares, of which they have sole voting power with respect to 94,762 shares and sole dispositive power with respect to 3,947,137 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)	On February 12, 2010, SMALLCAP World Fund, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2009, SMALLCAP World Fund, Inc., an investment company, which is advised by Capital Research and Management Company (CRMC), is the beneficial owner of 3,888,000 shares. CRMC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and voting decisions for the investment companies on a separate basis. The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, California 90071.

(10)	The number of shares beneficially owned includes 41,730 shares and 557,499 shares issuable upon exercise of options beneficially owned by our executive officers other than our named executive officers that are included separately in this table.
RELATED PERSON RELATIONSHIPS AND TRANSACTIONS
     Our board of directors recognizes that related person transactions can present potential or actual conflicts of interest, and may appear to be motivated by interests other than the best interests of the company and its stockholders. Notwithstanding these considerations, the board recognizes that there are situations where related person transactions may be in the best interests of the company and its stockholders. Accordingly, our board of directors has delegated to our audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related person transactions prior to the effectiveness or consummation of the transaction. If advance approval is not practicable, the committee may review and, in its discretion, ratify the transaction at the next audit committee meeting. With respect to a related person transaction arising between audit committee meetings, the chief financial officer or the director of internal audit may present it to the audit committee chair, who will review and may approve the related person transaction subject to ratification by the audit committee at their next meeting. In addition, any related person transaction previously approved by the committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the committee, if any, and that all required disclosures regarding the related person transaction are made.
     Our policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were or will be a participant and a related person had or will have a direct or indirect material interest. The board has determined that certain interests do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not “related person transactions” for purposes of the policy, including interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and/or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10 percent equity interest (other than a general partnership interest) in another entity which is a party to the transaction.
     A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards in our policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the committee will review all related person transactions, regardless of amount, and consider the related person’s relationship to the company and interest in the related person transaction (as an approximate dollar value, without regard to profit or loss), the approximate total dollar value involved in the related person transaction, whether the transaction was undertaken in the ordinary course of business of the company, whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party, the terms on which the related person offers the products or services involved in the related person transaction to unrelated parties, the purpose of, and the potential benefits to the company of, the transaction, whether disclosure of the related person transaction is required under Item 404(a) of Regulation S-K, and any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

     The audit committee will review all relevant information available to it about the related person transaction. The committee may approve or ratify the related person transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interests of the company and its stockholders. The committee may, in its sole discretion, impose such conditions as it deems appropriate on the company or the related person in connection with approval of the related person transactions.
RATIFICATION OF AUDITORS
PROPOSAL 2
     The audit committee of our board has approved the engagement of Ernst & Young LLP to audit our consolidated financial statements for the 2010 fiscal year. Ernst & Young LLP has been our independent auditor since 1998.
     Although not required to do so, the board of directors wishes to submit the selection of Ernst & Young LLP to the stockholders for ratification. The board recommends a vote FOR the ratification of Ernst & Young LLP as our independent auditor for 2010. Unless a different choice is given, proxies solicited by the board will be voted FOR the ratification of Ernst & Young LLP. If the selection of Ernst & Young LLP is not ratified, the audit committee will reconsider its selection.
     We expect at least one representative of Ernst & Young LLP to be present at the Annual Meeting. The representative(s) will have an opportunity to make a statement and will be available to respond to appropriate questions.
AUDIT COMMITTEE REPORT
     The responsibility of the audit committee of the board of directors is to oversee our accounting and financial reporting processes, the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting. Management is responsible for our accounting and financial reporting processes, preparing our consolidated financial statements and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, our independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).
     In performing its oversight function, the audit committee reviewed and discussed our audited financial statements with management and Ernst & Young, including Management’s Discussion and Analysis, included in our Annual Report on Form 10-K and the results of Ernst & Young’s review of our interim consolidated financial statements. Management and Ernst & Young represented that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee’s reviews included a discussion of:
•	our critical accounting policies;

•	the reasonableness of significant financial reporting judgments made in connection with our consolidated financial statements;

•	the clarity and completeness of financial disclosures;

•	the adequacy of internal controls that could have a material effect on the accuracy of our consolidated financial statements and any material changes in our internal control over financial reporting;

•	the report of internal control over financial reporting; and

•	the potential effects of regulatory and accounting initiatives on our company’s consolidated financial statements.
     The audit committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (Codification of Statements on Auditing Standards,

AU 380), as in effect for our fiscal year ended January 2, 2010. These statements set forth requirements pertaining to the independent auditor’s communications with the audit committee regarding the conduct of the audit. The audit committee received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. This standard requires the independent auditor to disclose in writing to the audit committee all relationships between the auditor and AMS that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the audit committee. The audit committee discussed with Ernst & Young its independence and considered in advance whether the provision of any non-audit services by Ernst & Young is compatible with maintaining their independence.
     Based on the reviews and discussions of the audit committee described above, subject to the limitations on the responsibilities of the audit committee discussed above and in the Audit Committee Charter (a copy of which is available at www.AmericanMedicalSystems.com), the audit committee recommended to the board of directors that such financial statements be included in our Annual Report on Form 10-K for the year ended January 2, 2010.
     The foregoing report is provided by the undersigned members of the audit committee of the board of directors: Thomas E. Timbie (Chair), Albert Jay Graf and Jane E. Kiernan.
     The foregoing Audit Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.
AUDIT AND NON-AUDIT FEES
     The audit committee has a formal policy concerning the approval of audit and non-audit fees for services to be provided by our independent registered public accountants. This policy requires the pre-approval of all audit fees, engagement fees and terms, permitted non-audit engagements and tax fees, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended. The chair of the audit committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full audit committee meeting, provided such pre-approvals are then reported to the full audit committee at its next scheduled meeting. All services rendered by Ernst & Young LLP were permissible under applicable laws and regulations, and were approved in advance by the audit committee in accordance with the rules adopted by the Securities and Exchange Commission to implement requirements of the Sarbanes-Oxley Act of 2002.
     During fiscal years 2009 and 2008, Ernst & Young provided various audit and audit-related services. Other than as set forth below, no professional services were rendered or fees billed by Ernst & Young during these years.

	Aggregate Amount Billed
	2009	2008

Audit fees (1)	$1,355,200	$1,411,940
Audit-related fees (2)	22,000	21,000
Tax fees(3)	69,767	—
All other fees(4)	—	1,715

Total	$1,446,967	$1,434,655

(1)	These fees consisted of the annual and statutory audits of our financial statements for fiscal years 2009 and 2008, reviews of the financial statements included in our Forms 10-Q for 2009 and 2008, the audit of our internal control over financial reporting for 2009 and 2008, assistance and review of our response to a comment letter received from the SEC and consents for securities offerings.

(2)	These fees related to audits of employee benefit plans.

(3)	These fees consisted of tax advice related to our convertible note exchange.

(4)	These fees related to a subscription to an online research tool.

OTHER BUSINESS
     This proxy statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the board for other business, if any, that may properly come before the Annual Meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers, and greater than ten percent stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file.
     To our knowledge, based on review of the copies of such reports furnished to us during the year ended January 2, 2010, and based on representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock, were filed on a timely basis during the fiscal year ended January 2, 2010.
PROPOSALS FOR THE NEXT ANNUAL MEETING
     Stockholder proposals intended to be presented in our proxy materials for the next annual meeting of stockholders must be received by December 1, 2010, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A stockholder who wishes to make a proposal at the next annual meeting of stockholders without including the proposal in our proxy statement must notify us by February 14, 2011. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next annual meeting of stockholders will have discretionary authority to vote on the proposal.
DIRECTOR NOMINATIONS
     Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Stockholders who wish to make a recommendation for a nominee to be elected at our 2011 Annual Meeting must submit their recommendation by December 1, 2010, to allow time for meaningful consideration and evaluation of the nominees by the nominating/corporate governance committee.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Stockholders may communicate with the board of directors by sending correspondence, in care of our Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, with an instruction to forward the communication to the board of directors, or, if desired, to a particular director. Our Corporate Secretary will promptly forward all such stockholder communications to the board or the specified director.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
     The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. This rule allows us to send a single annual report and proxy statement to any household at which two or more AMS stockholders reside if we believe that the stockholders are members of the same family. Some banks, brokers, and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both our stockholders and us. It reduces the volume of duplicate information received at your address and helps us reduce our expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instruction forms.

     If your household has previously received a single set of disclosure documents, but you would prefer to receive your own copy this year or in future years, you should contact your bank, broker, or other nominee record holder. We can also deliver a separate copy of our annual report or proxy statement to any stockholder upon either written request to American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Investor Relations, or upon verbal request to (952) 930-6000. Similarly, if you share an address with another AMS stockholder and together both of you wish to receive only a single set of our annual disclosure documents, please follow the same instructions.
ANNUAL REPORT
     A COPY OF OUR 2009 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS THAT WILL BE FURNISHED UPON PAYMENT OF A FEE) HAS BEEN SENT WITH THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. THE ANNUAL REPORT ON FORM 10-K DESCRIBES OUR FINANCIAL CONDITION AS OF JANUARY 2, 2010.